EXHIBIT 10.2

CONFORMED COPY

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 2, 2006

among

CLECO CORPORATION,
as Borrower

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A. and WESTLB AG, NEW YORK BRANCH,
as Syndication Agents

KEYBANK NATIONAL ASSOCIATION, UNION BANK OF CALIFORNIA, N.A.,
CALYON, NEW YORK BRANCH and COBANK, ACB,
as Documentation Agents

and

THE BANK OF NEW YORK,
as Administrative Agent
___________________________
BNY CAPITAL MARKETS, INC.,
and
J.P. MORGAN SECURITIES INC.,
as Co-Lead Arrangers

BNY CAPITAL MARKETS, INC.,
as Book Runner

Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104

TABLE OF CONTENTS
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Cleco Corporation First Amended and Restated Credit Agreement

TABLE OF CONTENTS
Page

(ii)
Cleco Corporation First Amended and Restated Credit Agreement

SCHEDULES:

Schedule 2.1	List of Commitments
Schedule 4.6	Disclosed Matters
Schedule 4.12	List of Subsidiaries
Schedule 7.2	List of Existing Liens
Schedule 7.8	List of Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Opinion of Counsel to the Borrower
Exhibit C	Form of Credit Request
Exhibit D	Form of Note
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Increase Supplement
Exhibit G	Approved Subordination Terms
Exhibit H	Form of Departing Lender Letter

(iii)
Cleco Corporation First Amended and Restated Credit Agreement

FIRST AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 2, 2006, by and among CLECO CORPORATION, the Lenders party hereto, JPMORGAN CHASE BANK, N.A. and WESTLB AG, NEW YORK BRANCH, as syndication agents hereunder, KEYBANK NATIONAL ASSOCIATION, UNION BANK OF CALIFORNIA, N.A CALYON, NEW YORK BRANCH and COBANK, ACB, as documentation agents hereunder, and THE BANK OF NEW YORK, as Administrative Agent for the Lenders hereunder.

RECITALS

A. Reference is made to the Credit Agreement, dated as of April 25, 2005, by and among Cleco Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A. and WestLB AG, New York Branch, as syndication agents, KeyBank National Association and Union Bank of California, N.A., as documentation agents, and The Bank of New York, as administrative agent (as amended prior to the First Restatement Date (as defined below), the “Original Credit Agreement”).

B. On the First Restatement Date, the parties hereto desire to make certain changes to the Original Credit Agreement by amending and restating the Original Credit Agreement in its entirety as hereinafter set forth.

C. This Credit Agreement amends and restates in its entirety the Original Credit Agreement. For convenience, this Credit Agreement is dated as of June 2, 2006 (the “First Restatement Date”), and references to certain matters relating to the period prior thereto have been deleted.

The parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Defined Terms. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acadia Holdings” means Acadia Power Holdings LLC, a Louisiana limited liability company and a wholly owned subsidiary of Midstream.

“Acadia Power” means Acadia Power Partners LLC, a Delaware limited liability company, which is fifty percent (50%) owned by Acadia Holdings.

“Accountants” means PricewaterhouseCoopers, L.L.P. or another registered public accounting firm of recognized national standing.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

Cleco Corporation First Amended and Restated Credit Agreement

“Administrative Agent” means BNY, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate.

“Applicable Margin” means, at all times from and after the First Restatement Date and during the periods in which the applicable Pricing Level set forth below is in effect: (i) with respect to Eurodollar Borrowings and the Letter of Credit participation fee payable under Section 3.3(b)(i), the percentage set forth in the following table under the heading “Eurodollar Margin and LC Fee”, and (ii) with respect to facility fees payable under Section 3.3(a), the percentage set forth in the following table under the heading “Facility Fee”:

Pricing Level	Eurodollar Margin and LC Fee	Facility Fee
Pricing Level I	0.280%	0.070%
Pricing Level II	0.320%	0.080%
Pricing Level III	0.400%	0.100%
Pricing Level IV	0.525%	0.125%
Pricing Level V	0.700%	0.150%
Pricing Level VI	0.900%	0.200%

Changes in the Applicable Margin resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Debt Rating from S&P or Moody’s. Notwithstanding anything in clause (a) of this definition to the contrary, in the event of a split in the Senior Debt Rating from S&P and Moody’s that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Margin shall be determined as follows: (i) in the event of a split in the Senior Debt Rating from S&P and Moody’s by one rating level, then the Applicable Margin shall be determined using the Pricing Level within which the higher of the two rating categories would otherwise fall, and (ii) in the event of a split in the Senior Debt Rating from S&P and Moody’s by more than one rating level, then the Applicable Margin shall be determined using the Pricing Level within which the next highest level above the lower of the two rating categories would otherwise fall.

Cleco Corporation First Amended and Restated Credit Agreement

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Subordination Terms” means terms of subordination substantially as set forth on Exhibit G.

“Asset Sale” means any sale, transfer or other disposition by the Borrower or any of the Restricted Subsidiaries to any Person of any property (including any Equity Interests or other securities of another Person) of the Borrower or any of the Restricted Subsidiaries, other than inventory or accounts receivables or other receivables sold, transferred or otherwise disposed of in the ordinary course of business, provided that, notwithstanding anything in this definition to the contrary, for purposes of the Loan Documents, the term “Asset Sale” shall not include the creation or granting of any Lien other than a conditional sale or other title retention arrangement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or in such other form as shall be acceptable to the Administrative Agent.

“Availability Period” means the period from and including the First Restatement Effective Date to but excluding the earlier of the Maturity Date and, if different, the date of termination of the Commitments.

“BNY” means The Bank of New York.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Cleco Corporation, a Louisiana corporation.

“Borrower Financial Statements” has the meaning assigned to such term in Section 4.4(a).

“Borrower Materials” has the meaning assigned to such term in Section 6.2.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calyon” means Calyon, New York Branch.

Cleco Corporation First Amended and Restated Credit Agreement

“Capital Lease Obligations” means with respect to any Person, obligations of such Person with respect to leases which, in accordance with GAAP, are required to be capitalized on the financial statements of such Person.

“Change in Control” means the occurrence of any of the following: (i) the consummation of any transaction the result of which is that any “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total voting power in the aggregate of all classes of the Voting Securities of the Borrower then outstanding, (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither nominated by the board of directors of the Borrower nor appointed by directors so nominated, (iii) the failure of the Borrower to (x) own directly, beneficially and of record, 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity interests of the Utility on a fully diluted basis or (y) be the sole member of the Utility, (iv) the failure of the Borrower to own directly 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity interests of Midstream on a fully diluted basis, (v) the failure of the Borrower to own directly or indirectly, 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity interests of Acadia Holdings and Evangeline, in each case on a fully diluted basis or (vi) the failure of the Borrower to own directly or indirectly, 50% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity interests of Acadia Power.

“Change in Law” means (i) the adoption of any law, rule or regulation after the First Restatement Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the First Restatement Date or (iii) compliance by any Credit Party (or, for purposes of Section 3.5(b), by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the First Restatement Date.

“Chase” means JPMorgan Chase Bank, N.A.

“CLE Resources” means CLE Resources, Inc., a Delaware corporation and a direct wholly-owned Subsidiary.

“Cleco Support” means Cleco Support Group LLC, a Louisiana limited liability company and a direct wholly-owned Subsidiary.

“CoBank” means CoBank, ACB.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder in an aggregate outstanding amount not exceeding the amount of such Lender’s Commitment as set forth on Schedule 2.1 plus, the amount of any increase set forth in each Increase Supplement executed and delivered by such Lender, the Borrower and the Administrative Agent or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment in accordance with Section 10.4(b), as applicable, as such Commitment may be adjusted from time to time pursuant to Section 2.5 or pursuant to

Cleco Corporation First Amended and Restated Credit Agreement

assignments by or to such Lender pursuant to Section 10.4. The initial aggregate amount of the Commitments on the First Restatement Date is $150,000,000.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E.

“Continuing Lender” means a Person that is a Lender hereunder on the First Restatement Effective Date and that was a Lender under and as defined in the Original Credit Agreement immediately prior to the First Restatement Effective Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Officer” means with respect to the Borrower, the chairman of the board, the president, any vice president, the chief executive officer, the chief financial officer, the secretary, the treasurer, or the controller thereof.

“Credit Event” has the meaning assigned to such term in Section 5.2.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Parties” means the Administrative Agent, the Issuing Bank and the Lenders.

“Credit Request” means a Credit Request, substantially in the form of Exhibit C, or in such other form as shall be acceptable to the Administrative Agent.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Departing Lender” means a Person that was a Lender under and as defined in the Original Credit Agreement immediately prior to the First Restatement Effective Date and that is not a Lender hereunder on the First Restatement Effective Date.

“Departing Lender Letter” means the letter, substantially in the form of Exhibit H, pursuant to which a Departing Lender, the Administrative Agent and the Borrower consent to (i) the exit of such Departing Lender from the Original Credit Agreement and (ii) the termination of the Commitment (as defined in the Original Credit Agreement) of such Departing Lender, in each case simultaneously with the First Restatement Effective Date.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 4.6.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof to the extent not prohibited by this Credit Agreement) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the unconditional sole option of the holder thereof (other than solely for Equity Interests which do not

Cleco Corporation First Amended and Restated Credit Agreement

constitute Disqualified Stock), in whole or in part, on or prior to the date that is one year after the Maturity Date. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 180 days after the Maturity Date.

“Documentation Agents” means, collectively, KeyBank, UBOC, Calyon, New York Branch and CoBank, in their capacities as documentation agents for the Lenders hereunder.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, net income for such period of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, without duplication and to the extent deducted in determining such net income, the sum of (i) Interest Expense for such period, (ii) provision for income taxes for such period, (iii) the aggregate amount attributable to depreciation and amortization for such period, and (iv) the aggregate amount of items to the extent constituting extraordinary non-recurring or non-operating charges or expenses during such period and minus, without duplication and to the extent added in determining such net income for such period, the aggregate amount of extraordinary, non-recurring and non-operating additions to income during such period.

“Eligible Assignee” means any of the following: (i) commercial banks, finance companies, insurance companies and other financial institutions and funds (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; provided that any such entity shall be entitled, as of the date such entity becomes a Lender, to receive payments under its Note without deduction or withholding with respect to United States federal income tax, (ii) each of the Lenders and (iii) any Affiliate or Approved Fund of a Lender.

“Eligible SPC” means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies or at least P-1 or the equivalent thereof by from Moody’s Investors Service, Inc.

“Employee Stock Ownership Plan” means The Cleco Power LLC 401(k) Savings and Investment Plan.

“environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (ii) exposure to any Hazardous Material, (iii) the presence, use,

Cleco Corporation First Amended and Restated Credit Agreement

handling, transportation, storage, treatment or disposal of any Hazardous Material or (iv) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Law” means any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interest” means (i) shares of corporate stock, partnership interests, membership interests, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and (ii) all warrants, options or other rights to acquire any Equity Interest set forth in clause (i) of this defined term.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(a) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

 “Evangeline” means Cleco Evangeline LLC, a Louisiana limited liability company and a wholly owned subsidiary of Midstream.

“Event of Default” has the meaning assigned to such term in Article 8.

Cleco Corporation First Amended and Restated Credit Agreement

“Evergreen Letter of Credit” means any Letter of Credit that, by its terms, provides that it shall be automatically renewed or extended for a stated period of time at the end of its then scheduled expiry date unless the Issuing Bank notifies the beneficiary thereof prior to such expiry date that the Issuing Bank elects not to renew or extend such Letter of Credit.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Finsub” shall mean a bankruptcy-remote entity that is a wholly-owned Subsidiary of the Utility organized solely for the purpose of engaging in the Storm Recovery Program and activities related thereto.

“First Restatement Date” has the meaning assigned to such term in Recital C.

“First Restatement Effective Date” has the meaning assigned to such term in Section 5.1.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, commission, exchange, association, board, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning assigned to such term in Section 10.4(g).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any

Cleco Corporation First Amended and Restated Credit Agreement

Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, provided that, notwithstanding anything in this definition to the contrary, the amount of any Guarantee of a Person in respect of any Permitted Hedge Agreement by any other Person with a counterparty shall be deemed to be the maximum reasonably anticipated liability of such other Person, as determined in good faith by such Person, net of any obligation or liability of such counterparty in respect of any Permitted Hedge Agreement with such Person, provided further that the obligations of such other Person under such Permitted Hedge Agreement with such counterparty shall be terminable at the election of such other Person in the event of a default by such counterparty in its obligations to such other Person.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price swap, cap, collar, hedging or other like arrangement.

“Increase Supplement” means an increase supplement in the form of Exhibit F.

“Increasing Lender” has the meaning assigned to such term in Section 2.5(d).

“Indebtedness” means as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business and excluding any such obligations payable solely through the issuance of Equity Interests (other than the Disqualified Stock and Equity Interests convertible into Disqualified Stock)), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (v) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof

Cleco Corporation First Amended and Restated Credit Agreement

 (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non consensual statutory Liens arising in the ordinary course of business; provided that the amount of such liabilities included for purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the liabilities so secured), (vi) without duplication, indebtedness in respect of Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends liabilities and indebtedness in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities or any option, warrant or other right to acquire any shares of equity securities, (vii) obligations under Capital Lease Obligations, (viii) Guarantees of such Person in respect of Indebtedness of others, and (ix) to the extent not otherwise included, all net obligations of such Person under Permitted Hedge Agreements.

“Indebtedness for Borrowed Money” means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments and (iii) any other Indebtedness, the incurrence of which results in cash being received by such Person.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Indenture” means the Indenture, dated as of May 1, 2000, between the Borrower and Bank One, NA, as trustee.

“Information” has the meaning assigned to such term in Section 10.15.

“Innovations” means Cleco Innovations LLC, a Louisiana limited liability company and a direct wholly-owned Subsidiary.

“Integrated Resources Plan” means the portions of the Utility’s strategic integrated resources plan which involves replacing, repowering or adding electric power generation, transmission or distribution facilities to meet the measured and forecasted demand and consumption requirements of its customers, including the acquisition, construction or improvement of generation facilities and fuel conversion repowering projects for existing generation facilities to diversify fuel sources, with any project undertaken to implement the foregoing being subject to regulation by the LPSC by prior issuance of a certificate of public convenience and necessity or in a ratemaking proceeding, prudence review or a combination thereof.

“Intellectual Property” means all copyrights, trademarks, servicemarks, patents, trade names and service names.

“Inter-Affiliate Policies Agreement” means the Inter-Affiliate Policies and the Inter-Affiliate Procedures of Cleco Corporation, each dated as of April 11, 2005.

“Interest Coverage Ratio” means as of any fiscal quarter end, the ratio of (i) EBITDA for the period of the four consecutive fiscal quarters ending thereon to (ii) Interest Expense for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.2.

Cleco Corporation First Amended and Restated Credit Agreement

“Interest Expense” means for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), of the Borrower and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP. Regardless of whether or not the Storm Recovery Bonds or other obligations of the Borrower or any Subsidiary (including Finsub) in respect of the Storm Recovery Program constitutes Indebtedness under GAAP, the Indebtedness and other liabilities of Finsub in respect of the Storm Recovery Bonds and any credit enhancement with respect thereto shall be taken into account in calculating Interest Expense.

“Interest Payment Date” means (i) with respect to any ABR Loan, the last day of each March, June, September and December, (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (iii) with respect to all Loans, the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means BNY, in its capacity as issuer of Letters of Credit.

“KeyBank” means KeyBank National Association.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, (i) with respect to all of the Lenders, the sum, without duplication, of (x) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (y) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time and (ii) with respect to each Lender, its Applicable Percentage of the amount determined under clause (i).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption an Increase Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit (and any successive renewals thereof) issued pursuant to this Credit Agreement, and including any Letters of Credit (under and as defined in the Original Credit Agreement) which remain outstanding on the First Restatement Effective Date.

Cleco Corporation First Amended and Restated Credit Agreement

“Letter of Credit Commitment” means, with respect to the Issuing Bank, the commitment of the Issuing Bank to issue Letters of Credit hereunder. The amount of the Issuing Bank’s Letter of Credit Commitment is $60,000,000.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Dow Jones Markets Telerate Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or on any such successor or substitute page, or any successor to or substitute for such Service) at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate of interest per annum, as reported by BNY to the Administrative Agent, quoted by BNY to leading banks in the interbank eurodollar market as the rate at which BNY is offering Dollar deposits in an amount equal approximately to the Eurodollar Loan of BNY to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Interest Period.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan referred to in Section 2.1(a) and made pursuant to Section 2.4.

“Loan Documents” means this Credit Agreement, the Notes and the documentation in respect of each Letter of Credit.

“LPSC” means the Louisiana Public Service Commission or any Governmental Authority succeeding to the functions thereof.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Change” means a material adverse change in (i) the financial condition, operations, business, prospects or property of (a) the Borrower or (b) the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, business, prospects or property of (a) the Borrower or (b) the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.

Cleco Corporation First Amended and Restated Credit Agreement

“Material Obligations” means as of any date, Indebtedness (other than Indebtedness under the Loan Documents) or operating leases of any one or more of the Borrower or any Restricted Subsidiary or, in the case of the Borrower only, any Guarantee, in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Obligations, the “principal amount” of Indebtedness, operating leases or Guarantees at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary, as applicable, would be required to pay if such Indebtedness, operating leases or Guarantees became due and payable on such day.

“Material Total Assets” means as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Maturity Date” means June 2, 2011.

“Midstream” means Cleco Midstream Resources LLC, a Louisiana limited liability company and a direct wholly-owned Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.5(d).

“Notes” means, with respect to each Lender, a promissory note evidencing such Lender’s Loans payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D.

“Obligations” means (i) the due and punctual payment of (a) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including reimbursement obligations in respect of LC Disbursements, fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Secured Parties, or that are otherwise payable to any Credit Party, in each case under the Loan Documents and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Loan Documents.

“Original Credit Agreement” has the meaning assigned to such term in Recital A.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Participant” has the meaning assigned to such term in Section 10.4(d).

Cleco Corporation First Amended and Restated Credit Agreement

“Patriot Act” has the meaning assigned to such term in Section 10.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due or are being contested in compliance with Section 6.4, provided that enforcement of such Liens is stayed pending such contest;

(b) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not which are not delinquent or are being contested in compliance with Section 6.6, provided that enforcement of such Liens is stayed pending such contest;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (but not ERISA);

(d) pledges and deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases, purchase agreements to the extent that the related purchase is permitted by Section 7.3, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article 8;

(f) easements, zoning restrictions, rights of way, rights of way, minor defects, irregularities and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries, as the case may be;

(g) Liens in favor of a financial institution encumbering deposits (including the right of set-off) held by such financial institution in the ordinary course of its commercial business and which are within the general parameters customary in the banking industry; and

(h) Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(i) leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries;

(j) licenses of Intellectual Property granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and not materially interfering with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries; and

Cleco Corporation First Amended and Restated Credit Agreement

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods.

“Permitted Hedge Agreement” means a transaction in futures, forwards, swaps, options or other similar contracts (including both physical and financial settlement transactions), engaged in by a Person as part of its normal business operation with the purpose and effect of fixing prices as a risk management strategy or hedge against adverse changes in the prices of electricity, gas or fuel or interest rates (including commodity price hedges, swaps, caps, floors, collars and similar agreements designed to protect such Person against fluctuation in commodity prices or any option with respect to any such transaction), and not for purposes of speculation and not intended primarily as a borrowing of funds.

“Permitted Investments” means:

(a) debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States of America;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable either from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, any Lender;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) auction rate securities subject to a “dutch auction” process within 90 days or less, provided that such auction rate securities have a AAA rating or the Moody’s equivalent, in each case, at the time of acquisition;

(f) money market mutual funds, 90% of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition;

(g) investments consisting of Equity Interests and other non-cash consideration received as consideration for an Asset Sale permitted by Section 7.3;

(h) investments in any Equity Interests of customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such customer or in satisfaction or partial satisfaction in settlement of delinquent or overdue accounts in the ordinary course of business from financially troubled customers;

Cleco Corporation First Amended and Restated Credit Agreement

(i) subject to the provisions of Section 6.12, loans and advances to employees of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 in the aggregate at any one time;

(j) investments consisting of prepaid expenses or deposits, prepayments and other credits to suppliers made in the ordinary course of business; and

(k) investments in and to any Person which is not a Subsidiary, provided that the aggregate amount of investments made in such non-Subsidiaries after the First Restatement Date shall not exceed $1,000,000 during the entire term of this Credit Agreement.

“Perryville” means Perryville Energy Holdings LLC, a Louisiana limited liability company and a wholly owned subsidiary of Midstream.

“Perryville Entities” means collectively, (i) Perryville, (ii) each subsidiary of Perryville, (iii) Perryville Partners, (iv) each other corporation in which any of the foregoing owns or controls at least 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, and (v) each other association, partnership, joint venture or other business entity, in which any of the foregoing is entitled to share in at least 50% of the profits and losses, however determined.

“Perryville Partners” means Perryville Energy Partners LLC, a Delaware limited liability company and a wholly owned subsidiary of Perryville.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 6.2.

“Pricing Level” means Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V or Pricing Level VI, as the context may require.

“Pricing Level I” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is A- or higher by S&P or A3 or higher by Moody’s.

“Pricing Level II” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s and (iii) Pricing Level I does not apply.

“Pricing Level III” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BBB or higher by S&P or Baa2 or higher by Moody’s and (iii) Pricing Levels I and II do not apply.

Cleco Corporation First Amended and Restated Credit Agreement

“Pricing Level IV” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BBB- or higher by S&P or Baa3 or higher by Moody’s and (iii) Pricing Levels I, II and III do not apply.

“Pricing Level V” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is (x) BB+ or higher by S&P and Baa3 or higher by Moody’s or (y) BBB- or higher by S&P and Ba1 or higher by Moody’s and (iii) Pricing Levels I, II, III and IV do not apply.

“Pricing Level VI” means any time when none of Pricing Levels I, II, III, IV and V is applicable.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BNY as its prime commercial lending rate at its principal office in New York City; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by BNY in connection with extensions of credit to borrowers.

“Properties” has the meaning assigned to such term in Section 4.6.

“Public Lender” has the meaning assigned to such term in Section 6.2.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Required Deposit Amount” means in the event that as a result of the deposit of cash collateral with the Administrative Agent pursuant to Section 2.8(i) the Borrower (i) is not required to

Cleco Corporation First Amended and Restated Credit Agreement

grant a security interest in such cash collateral to any other Person, an amount equal to the LC Exposure on the date on which cash collateral is required to be deposited, or (ii) is required to grant a security interest in such cash collateral to any other Person, an amount equal to the LC Exposure on the date on which cash collateral is required to be deposited multiplied by a fraction, the numerator of which is the sum of the LC Exposure plus the principal amount of all other obligations to be secured by such cash collateral and the denominator of which is the amount of such LC Exposure.

“Required Lenders” means, at any time, Lenders having unused Commitments, LC Exposure and outstanding Loans representing at least 51% of the sum of the unused Commitments, LC Exposure and outstanding Loans of all Lenders.

“Restricted Payment” means, as to any Person, (i) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, and (iii) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person which is subordinated to the payment of the Obligations.

“Restricted Subsidiary” means each Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, or any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

“Senior Debt Rating” means at any date, the credit rating identified by S&P or Moody’s as the credit rating which (i) it has assigned to long term unsecured senior debt of the Borrower or (ii) would assign to long term unsecured senior debt of the Borrower were the Borrower to issue or have outstanding any long term unsecured senior debt on such date. If either (but not both) Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Pricing Levels shall be determined on the basis of the ratings provided by the other rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages, if any, (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which member banks of the United States Federal Reserve System in New York City with deposits exceeding $250,000,000) are subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Storm Recovery Act” means the Louisiana Electric Utility Storm Recovery Securitization Act.

Cleco Corporation First Amended and Restated Credit Agreement

“Storm Recovery Activity” means any activity or activities by or on behalf of the Utility in connection with the restoration of service associated with electric power outages affecting the Utility’s customers as the result of a storm or storms, including mobilization, staging, and construction, reconstruction, replacement, or repair of electric generation, transmission, or distribution facilities.

“Storm Recovery Asset Sale” means any sale, transfer or other disposition by the Utility to Finsub of Storm Recovery Property pursuant to a Storm Recovery Financing Order.

“Storm Recovery Bonds” means bonds, debentures, notes, certificates of participation, certificates of ownership, or other evidences of Indebtedness or ownership that are issued by Finsub pursuant to an indenture, contract, or other agreement pursuant to a Storm Recovery Financing Order, the proceeds of which are used directly or indirectly to provide, recover, finance, or refinance LPSC-approved Storm Recovery Costs, Storm Recovery Financing Costs and costs to replenish or fund a Storm Recovery Reserve to such level as the LPSC may authorize in the applicable Storm Recovery Financing Order, and which are secured by or payable from Storm Recovery Property.

“Storm Recovery Charges” means the amounts authorized by the LPSC to recover, finance or refinance Storm Recovery Costs, Storm Recovery Financing Costs, and costs to replenish or fund a Storm Recovery Reserve to such level as the LPSC may authorize in a Storm Recovery Financing Order.

“Storm Recovery Costs” means, as approved by the LPSC, costs incurred or to be incurred by the Utility in undertaking a Storm Recovery Activity.

“Storm Recovery Financing Costs” means, collectively, (i) interest and acquisition, defeasance, or redemption premiums that are payable on Storm Recovery Bonds, (ii) any payment required under an ancillary agreement and any amount required to fund or replenish reserve or other accounts established under the terms of any indenture, ancillary agreement, or other financing documents pertaining to Storm Recovery Bonds, (iii) any other cost related to issuing, supporting, repaying, and servicing Storm Recovery Bonds, including servicing fees, accounting and auditing fees, trustee fees, legal fees, consulting fees, administrative fees, placement and underwriting fees, capitalized interest, rating agency fees, stock exchange listing and compliance fees, and filing fees, including costs related to obtaining the Storm Recovery Financing Order; (iv) any income taxes and license fees imposed on the revenues generated from the collection of Storm Recovery Charges or otherwise resulting from the collection of Storm Recovery Charges, in any such case whether paid, payable, or accrued, and (v) any state and local taxes, franchise, gross receipts, and other taxes or similar charges including but not limited to regulatory assessment fees, in any such case whether paid, payable, or accrued.

“Storm Recovery Financing Order” means an order of the LPSC which allows for (i) the issuance by Finsub of Storm Recovery Bonds, (ii) the imposition, collection, and periodic adjustments of Storm Recovery Charges by the Utility, (iii) the creation of Storm Recovery Property, (iv) the sale, assignment, or transfer of Storm Recovery Property by the Utility to Finsub.

“Storm Recovery Program” means the sale of, or transfer of interests in, Storm Recovery Property by the Utility to Finsub in exchange for consideration equal to the fair market value of such Storm Recovery Property (i.e., a “true sale”) and the issuance of Storm Recovery Bonds by Finsub.

Cleco Corporation First Amended and Restated Credit Agreement

“Storm Recovery Program Documentation” means all written agreements that may from time to time be entered into by the Utility and/or Finsub in connection with any Storm Recovery Program.

“Storm Recovery Property” means the contract right constituting incorporeal movable property newly created pursuant to the Storm Recovery Act which may consist of any of (i) all rights and interests of the Utility or Finsub under a Storm Recovery Financing Order, including the right to impose, bill, charge, collect, and receive Storm Recovery Charges authorized in such Storm Recovery Financing Order and to obtain periodic adjustments to such charges as may be provided in such Storm Recovery Financing Order, (ii) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in clause (i) above, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

“Storm Recovery Reserve” means a storm reserve or such other similar reserve established by the Utility pursuant to order or rule of the LPSC.

“subsidiary” means, as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined. Unless the context otherwise requires, references to a Subsidiary shall be deemed to be references to a Subsidiary of the Borrower.

“Syndication Agents” means, collectively, Chase and WestLB, in their capacities as syndication agents for the Lenders hereunder.

“Tax” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Tax on the Overall Net Income” means, as to any Person, a Tax imposed by the jurisdiction in which that Person’s principal office (and/or, in the case of a Lender, its lending office in the United States of America designated in its Administrative Questionnaire or such other office as such Lender may designate in writing to the Administrative Agent and the Borrower) is located, or by any political subdivision or taxing authority thereof, or in which that Person is deemed to be doing business, on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

“Total Capitalization” means, at any time, the difference between (i) the sum of each of the following at such time with respect to the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP: (a) preferred Equity Interests (less deferred compensation relating to unallocated convertible preferred Equity Interests held by the Employee Stock Ownership Plan), plus (b) common Equity Interests and any premium on Equity Interests thereon (as such term is used in the Financial Statements), excluding accumulated other

Cleco Corporation First Amended and Restated Credit Agreement

comprehensive income or loss, plus (c) retained earnings, plus (d) Total Indebtedness, and (ii) treasury stock at such time of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Total Indebtedness” means at any time, all Indebtedness (net of unamortized premium and discount (as such term is used in the Financial Statements)) at such time of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP. Regardless of whether or not the Storm Recovery Bonds or other obligations of the Borrower or any Subsidiary (including Finsub) in respect of the Storm Recovery Program constitutes Indebtedness under GAAP, the Indebtedness and other liabilities of Finsub in respect of the Storm Recovery Bonds and any credit enhancement with respect thereto shall be taken into account in calculating Total Indebtedness.

“Transactions” means (i) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (ii) the borrowing of the Loans and the issuance of the Letters of Credit, and (iii) the use of the proceeds of the Loans and the Letters of Credit.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (i) the Adjusted LIBO Rate or (ii) the Alternate Base Rate.

“UBOC” means Union Bank of California, N.A

“Unconsolidated Person” means any Subsidiary, joint venture or other Person that operates a power plant or similar project in which the Borrower or any Subsidiary invests or has invested and which, pursuant to GAAP as in effect on such date, would not be consolidated with the Borrower for financial reporting purposes immediately after giving effect to such investment.

“Unrestricted Subsidiaries” means collectively, (i) Midstream, (ii) Cleco Support, (iii) CLE Resources, (iv) Innovations, (v) notwithstanding the fact that Acadia Holdings’ equity interest in Acadia Power is not in excess of 50%, Acadia Power, (vi) each of their respective subsidiaries and (vii) any future established or acquired Subsidiary (other than the Utility and the Utility Subsidiaries).

“Utility” means Cleco Power LLC, a Louisiana limited liability company, successor by merger to Cleco Utility Group Inc., a Louisiana corporation.

“Utility Credit Agreement” means the First Amended and Restated Credit Agreement, dated as of June 2, 2006, by and among the Utility, the lenders party thereto, Chase and WestLB., as syndication agents thereunder, KeyBank and UBOC, as documentation agents thereunder, and BNY, as administrative agent thereunder.

“Utility Financial Statements” has the meaning assigned to such term in Section 4.4(a).

“Utility Indenture” means the Indenture, dated as of October 1, 1988, between the Borrower and The Bank of New York Trust Company, N.A., as trustee.

“Utility Mortgage” means the Indenture of Mortgage, dated as of July 1, 1950, made by the Utility to Bank One Trust Company, NA, as Trustee.

Cleco Corporation First Amended and Restated Credit Agreement

“Utility Subsidiaries” means collectively, the subsidiaries of the Utility, each, a “Utility Subsidiary”.

“Voting Security” means a security which ordinarily has voting power for the election of the board of directors (or other governing body), whether at all times or only so long as no senior class of Equity Interests has such voting power by reason of any contingency.

“WestLB” means WestLB AG, New York Branch.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Classification of Loans and Borrowings. For purposes of this Credit Agreement, (i) Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) and (ii) Borrowings may also be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any definition of or reference to any law shall be construed as referring to such law as from time to time amended and any successor thereto and the rules and regulations promulgated from time to time thereunder, (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, as used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in this Credit Agreement, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Credit Parties financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder.

Cleco Corporation First Amended and Restated Credit Agreement

Section 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE 2.

THE CREDITS

Section 2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Lender agrees to make Loans to the Borrower in dollars from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b) If on the First Restatement Effective Date, Loans are outstanding and (x) one or more Persons which were Lenders (under and as defined in the Original Credit Agreement) are Departing Lenders and/or (y) the Commitments one or more Continuing Lenders are higher or lower than their respective Commitments (under and as defined in the Original Credit Agreement), then on the First Restatement Effective Date and subject to the terms and conditions hereof:

(i) each Continuing Lender whose Commitment is higher or lower than its Commitment (under and as defined in the Original Credit Agreement) shall be deemed to have entered into a master assignment and assumption, in form and substance substantially similar to Exhibit A, pursuant to which each such Continuing Lender shall have assigned to or assumed from each other such Continuing Lender, a portion of the Commitment, Loans and LC Exposure of each such Continuing Lender such that the outstanding Loans and LC Exposure of each Lender immediately after First Restatement Effective Date reflect proportionately the Commitments as set forth on Schedule 2.1; and

(ii) in connection with such assignment, each such Continuing Lender shall pay to the Administrative Agent, for the account of each such other Lender, such amount as shall be necessary to reflect the assignment to it of Loans, and in connection with such master assignment each such Continuing Lender may treat the assignment of Eurodollar Borrowings as a prepayment of such Eurodollar Borrowings for purposes of Section 3.6.

Section 2.2 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 3.4, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as applicable, in each case as the Borrower may request in accordance

Cleco Corporation First Amended and Restated Credit Agreement

herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of 1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Credit Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3 Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall deliver a Credit Request to the Administrative Agent by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) or notify the Administrative Agent by telephone, in each case to be promptly confirmed by the delivery to the Administrative Agent of a signed Credit Request (i) in the case of a Eurodollar Borrowing, not later than 11:30 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:30 a.m., New York City time, on the date of the proposed Borrowing. Each such Credit Request (including each such telephonic request) shall be irrevocable and shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.4.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Credit Request in accordance with this Section, the

Cleco Corporation First Amended and Restated Credit Agreement

Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Subject to Section 5.2, the Administrative Agent will make such Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Credit Request, provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.8(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(a) or Section 2.8(e) and may, in reliance upon such assumption, make available to the Borrower or the Issuing Bank, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or the Issuing Bank, as applicable, to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing. Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.5 Termination, Reduction and Increase of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment or repayment of the Loans in accordance with Section 2.7, the sum of the Credit Exposures would exceed the total Commitments, (ii) each such reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (iii) any reduction of the Commitments to an amount below the LC Commitment shall be automatically reduce the LC Commitment on a dollar for dollar basis.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the

Cleco Corporation First Amended and Restated Credit Agreement

Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction, and any termination, of the Commitments shall be permanent and each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Borrower may at any time and from time to time prior to the Maturity Date, at its sole cost, expense and effort, request any one or more of the Lenders to increase its Commitment (the decision to increase the Commitment of a Lender to be within the sole and absolute discretion of such Lender), or any other Person reasonably satisfactory to the Administrative Agent and the Issuing Bank to provide a new Commitment, by submitting to the Administrative Agent and the Issuing Bank an Increase Supplement duly executed by the Borrower and each such Lender or other Person, as the case may be. If such Increase Supplement is in all respects reasonably satisfactory to the Administrative Agent and the Issuing Bank, the Administrative Agent shall execute such Increase Supplement and the Administrative Agent shall deliver a copy thereof to the Borrower and each such Lender or other Person, as the case may be. Upon execution and delivery of such Increase Supplement by the Administrative Agent and the Issuing Bank, (x) in the case of each such Lender (an “Increasing Lender”), its Commitment shall be increased to the amount set forth in such Increase Supplement, (y) in the case of each such other Person (a “New Lender”), such New Lender shall become a party hereto and have the rights and obligations of a Lender under the Loan Documents and its Commitment shall be as set forth in such Increase Supplement; provided that:

(i) immediately after giving effect thereto, the sum of all increases in the aggregate Commitments made pursuant to this Section 2.5(d) shall not exceed $25,000,000;

(ii) each such increase of the aggregate Commitments shall be in an amount not less than $10,000,000 or such amount plus an integral multiple of $1,000,000;

(iii) if Loans would be outstanding immediately after giving effect to any such increase, then simultaneously with such increase (1) each such Increasing Lender, each New Lender and each other Lender shall be deemed to have entered into a master assignment and assumption, in form and substance substantially similar to Exhibit A, pursuant to which each such other Lender shall have assigned to each such Increasing Lender and each such New Lender a portion of its Commitment, Loans and LC Exposure necessary to reflect proportionately the Commitments as adjusted in accordance with this subsection (d), and (2) in connection with such assignment, each such Increasing Lender and each such New Lender shall pay to the Administrative Agent, for the account of each such other Lender, such amount as shall be necessary to reflect the assignment to it of Loans, and in connection with such master assignment each such other Lender may treat the assignment of Eurodollar Borrowings as a prepayment of such Eurodollar Borrowings for purposes of Section 3.6;

(iv) each such other Person shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such other Person pursuant to Section 3.7; and

(v) the Borrower shall have delivered to the Administrative Agent with sufficient copies for each Lender a certificate of a Financial Officer demonstrating pro forma compliance with the terms of this Credit Agreement through the Maturity Date and the

Cleco Corporation First Amended and Restated Credit Agreement

Administrative Agent shall have received such certificates and other items as it shall reasonably request in connection with such increase.

Section 2.6 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall, to the extent not inconsistent with any entries made in the Notes, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Credit Agreement.

(e) The Loans made by each Lender shall be evidenced by a Note payable to the order of such Lender, substantially in the form of Exhibit D.

Section 2.7 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Prepayments Resulting from the Reduction of the Total Commitments. In the event of any partial reduction or termination of the Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the sum of the Credit Exposures after giving effect thereto and (ii) if such sum would exceed the total Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Borrowings in an amount sufficient to eliminate such excess.

(c) Notice of Prepayment; Application of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder, (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 11:30 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:30 a.m., New York City time, on the date of the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that, if a notice of prepayment is given in

Cleco Corporation First Amended and Restated Credit Agreement

connection with a conditional notice of termination of the Commitments as contemplated by Section 2.5, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.5. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.7(a) shall, when added to the amount of each concurrent reduction of the Commitments and prepayment of Borrowings under such Sections, be in an integral multiple of $1,000,000 and not less than $5,000,000 (or, if the outstanding principal balance of the Revolving Loans is less that such minimum amount, then such lesser outstanding principal balance, as the case may be). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.

Section 2.8 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in dollars for its own account, in a form acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from the First Restatement Effective Date to the tenth Business Day preceding the last day of the Availability Period. In the event of any inconsistency between the terms and conditions of this Credit Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Credit Agreement shall control.

(b) Notice of Issuance; Amendment; Renewal; Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not later than three Business Days before the requested date of issuance, amendment, renewal or extension) a Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, provided that no such notice shall be required in connection with the extension of an Evergreen Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the Letter of Credit Commitment and (ii) the total Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is ten Business Days prior to the Maturity Date, provided that any Letter of Credit may provide for the automatic renewal thereof for any period (unless the Issuing Bank elects not to extend) so long as such period ends (x) ten Business Days prior to the Maturity Date or (y) if the Borrower shall have deposited cash collateral with the Administrative Agent as required by Section 2.8(i), ten Business Days prior to the date that is one year after the date of the issuance of such Letter

Cleco Corporation First Amended and Restated Credit Agreement

of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each such Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that no Lender shall be obligated to make any payment to the Administrative Agent for any wrongful LC Disbursement made by the Issuing Bank as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

(e) Reimbursement If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then the Issuing Bank shall either (i) notify the Borrower to reimburse the Issuing Bank therefor, in which case the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and any accrued interest thereon not later than 2:00 p.m. on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m. on such date, or if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m. on the Business Day immediately following the day that the Borrower receives such notice, provided that, if the LC Disbursement is equal to or greater than $1,000,000, the Borrower may, subject to the conditions of borrowing set forth herein, request in accordance with Section 2.3 or this Section 2.8 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing, and/or (ii) notify the Administrative Agent that the Issuing Bank is requesting that the Lenders make an ABR Borrowing in an amount equal to such LC Disbursement and any accrued interest thereon, in which case (A) the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of such ABR Borrowing, and (B) each Lender shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any Loan hereunder shall have been fulfilled, or any other matter whatsoever, make the Loan to be made by it under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders on (1) the Business Day that such Lender receives such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt or (2) the Business Day immediately following the day that such Lender receives such notice, if such notice is not received prior to such time on the day of receipt. Such Loans shall, for all purposes hereof, be deemed to be an ABR Borrowing referred to in Section 2.2(a) and made pursuant to Section 2.3, and the Lenders obligations to make such Loans shall be absolute and unconditional. The Administrative Agent will make such Loans available to the Issuing

Cleco Corporation First Amended and Restated Credit Agreement

Bank by promptly crediting or otherwise transferring the amounts so received, in like funds, to the Issuing Bank for the purpose of repaying in full the LC Disbursement and all accrued interest thereon.

(f) Obligations Absolute. The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Credit Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, insufficient or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document, (v) the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Credit Party or any other Person, whether in connection with this Credit Agreement, any other Loan Document or any other related or unrelated agreement or transaction, or (vi) any other act or omission to act or delay of any kind of any Credit Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder. Neither any Credit Party nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify (which may include telephonic notice, promptly confirmed by facsimile) the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

Cleco Corporation First Amended and Restated Credit Agreement

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.1(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateral. In the event that (i) an Event of Default shall occur and be continuing or (ii) any Letters of Credit are outstanding on or after the tenth Business Day prior to the Maturity Date (or any LC Disbursements remain unreimbursed on or after such date), the Borrower shall deposit with the Administrative Agent in immediately available funds on the Business Day on which it receives notice from the Administrative Agent or Required Lenders demanding the deposit of cash collateral in the case of clause (i), or on or before the tenth Business Day prior to the Maturity Date in the case of clause (ii), an amount equal to the Required Deposit Amount, which amount shall be held by the Administrative Agent as cash collateral pursuant to a cash collateral agreement in form and substance satisfactory to the Administrative Agent and the Issuing Bank to secure the Borrower’s reimbursement obligations with respect to LC Disbursements; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) of Article 8. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Credit Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposit shall not bear interest, nor shall the Administrative Agent be under any obligation whatsoever to invest the same, provided that, at the request of the Borrower, such deposit shall be invested by the Administrative Agent in direct short term obligations of, or short term obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing no later than the expiry date of the Letter of Credit giving rise to the relevant LC Exposure. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other obligations of the Borrower under this Credit Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide cash collateral hereunder as a result of clause (ii) of the first sentence of this subsection, the amount thereof (to the extent not applied as aforesaid) shall be returned to the Borrower when the LC Exposure is zero and all Letters of Credit shall have been returned to the Issuing Bank and shall have been cancelled.

Section 2.9 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, LC Disbursements, interest or fees, or of amounts payable under Sections 3.5, 3.6, 3.7 or 10.3, or otherwise) prior to 1:00 p.m., New York

Cleco Corporation First Amended and Restated Credit Agreement

City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at One Wall Street, New York, New York, or such other office as to which the Administrative Agent may notify the other parties hereto, except payments to be made to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 3.5, 3.6, 3.7 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, unreimbursed LC Disbursements, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans and participations in LC Disbursements, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim

Cleco Corporation First Amended and Restated Credit Agreement

with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due. In such event, if the Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.4(b) or 2.8(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE 3.

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Borrowings as provided in the preceding paragraph of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

Cleco Corporation First Amended and Restated Credit Agreement

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Prime Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required.

Section 3.2 Interest Elections Relating to Borrowings.

(a) Each Borrowing initially shall be of the Type specified in the applicable Credit Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Credit Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a signed Interest Election Request in a form approved by the Administrative Agent (or notify the Administrative Agent by telephone, to be promptly confirmed by delivery to the Administrative Agent of a signed Interest Election Request) by the time that a Credit Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each such telephonic and written Interest Election Request shall be irrevocable and shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Cleco Corporation First Amended and Restated Credit Agreement

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.3 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a facility fee, which shall accrue at a rate per annum equal to the Applicable Margin on the daily amount of the Commitment of such Lender (regardless of usage) during the period from and including the date on which this Credit Agreement becomes effective pursuant to Section 10.6 to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which such Lender’s Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Commitments are permanently reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the First Restatement Date, provided that all unpaid facility fees shall be payable on the date on which the Commitments terminate and provided further that facility fees which accrue after the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the First Restatement Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the First Restatement Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the First Restatement Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be

Cleco Corporation First Amended and Restated Credit Agreement

payable within ten days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon in writing between the Borrower and such Credit Party.

(d) All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.4 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone (confirmed by facsimile) or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Credit Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.5 Increased Costs; Illegality.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Credit Party or the London interbank market any other condition affecting this Credit Agreement, any Eurodollar Loans made by such Credit Party or any participation therein or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Eurodollar Loan or the cost to such Credit Party of issuing, participating in or maintaining any Letter of Credit hereunder or to increase the cost to such Credit Party or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal,

Cleco Corporation First Amended and Restated Credit Agreement

interest or otherwise), then the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

(b) If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Credit Agreement or the Loans made, the Letters of Credit issued or the participations therein held, by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c) A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Credit Agreement, if, after the First Restatement Date, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

Cleco Corporation First Amended and Restated Credit Agreement

In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.6 Break Funding Payments. In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 3.8, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.7 Taxes.

(a) Payments to be Free and Clear. Provided that all documentation, if any, then required to be delivered by any Lender or the Administrative Agent pursuant to Section 3.7(c) has been delivered, all sums payable by the Borrower under the Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the Overall Net Income of any Lender (for which payment need not be free and clear, but no deduction or withholding shall be made unless then required by applicable law)) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(b) Grossing up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:

Cleco Corporation First Amended and Restated Credit Agreement

(i) the Borrower shall notify the Administrative Agent and such Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

(ii) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender, as the case may be;

(iii) the sum payable by the Borrower to the Administrative Agent or a Lender in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date therefor a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent and the applicable Lender evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority;

(v) provided that no additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the First Restatement Date (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment and Assumption pursuant to which such Lender became a Lender (in the case of each other Lender) if any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment and Assumption, as the case may be, in respect of payments to such Lender, and provided further that any Lender claiming any additional amounts payable pursuant to this Section 3.7 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or take other appropriate action if the making of such a change or the taking of such action, as the case may be, would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(c) Tax Certificates. Each Foreign Lender listed on the signature pages hereof that has not done so on or before the First Restatement Date shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the First Restatement Effective Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Foreign Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), including upon the occurrence of any event requiring a change in the most recent counterpart of any form set forth below previously delivered by such Foreign Lender to the Borrower, such certificates, documents or other evidence, properly completed and duly executed by such Foreign Lender (i) two accurate and complete original signed

Cleco Corporation First Amended and Restated Credit Agreement

copies of Internal Revenue Service Form W8-BEN or Form W8-ECI, or successor applicable form and (ii) an Internal Revenue Service Form W-8 or W-9 (or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441 4(a) or Section 1.1441 6(c) or any successor thereto) to establish that such Foreign Lender is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Foreign Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. The Borrower shall not be required to pay any additional amount to any such Foreign Lender under Section 3.7(b)(iii) if such Foreign Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Foreign Lender shall have satisfied such requirements on the First Restatement Effective Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Foreign Lender), nothing in this Section shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 3.7(b)(iii) in the event that, as a result of any change in applicable law, such Foreign Lender is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Foreign Lender is not subject to withholding as described in the immediately preceding sentence.

Section 3.8 Mitigation Obligations. In the event that (i) the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 3.5, Section 3.6 or Section 3.7, or (ii) any Lender defaults in its obligation to fund Loans hereunder on two or more occasions, the Borrower may, within 60 days of the demand by such Lender for such additional amounts or the relevant default by such Lender, as the case may be, and subject to and in accordance with the provisions of Section 10.4, designate an Eligible Assignee (acceptable to the Administrative Agent and the Issuing Bank) to purchase and assume all its interests, rights and obligations under the Loan Documents, without recourse to or warranty by or expense to, such Lender, for a purchase price equal to the outstanding principal amount of such Lender’s Loans plus any accrued but unpaid interest thereon and accrued but unpaid facility fees, utilization fees and letter of credit fees in respect of such Lender’s Commitment and any other amounts payable to such Lender hereunder, and to assume all the obligations of such Lender hereunder, and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (except those that survive full repayment hereunder) and shall be relieved from all obligations to the Borrower hereunder, and the Eligible Assignee shall succeed to the rights and obligations of such Lender hereunder. The Borrower shall execute and deliver to such Eligible Assignee a Note. Notwithstanding anything herein to the contrary, in the event that a Lender is replaced pursuant to this Section 3.8 as a result of the Borrower becoming obligated to pay additional amounts to such Lender pursuant to Section 3.5, Section 3.6 or Section 3.7, such Lender shall be entitled to receive such additional amounts as if it had not been so replaced.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.1 Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably

Cleco Corporation First Amended and Restated Credit Agreement

be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.2 Authorization; Enforceability. The Transactions are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate and, if required, equity holder action. Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (x) information filings to be made in the ordinary course of business, which filings are not a condition to the Borrower’s performance under the Loan Documents and (y) such as have been obtained or made and are in full force and effect and not subject to any appeals period, (ii) will not violate any applicable law or regulation or the charter, by laws or other organizational documents of the Borrower or any order of any Governmental Authority, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens expressly permitted by Section 7.2).

Section 4.4 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore delivered to the Credit Parties copies of its Form 10-K for the fiscal year ended December 31, 2005, containing (i) the audited consolidated balance sheet of the Borrower and the Subsidiaries and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal years ending December 31, 2005, December 31, 2004 and December 31, 2003 (with the applicable related notes and schedules, the “Borrower Financial Statements”) and (ii) the audited consolidated balance sheet of the Utility and the Utility Subsidiaries and the related consolidated statements of income, members’ equity and cash flows for the fiscal years December 31, 2005, December 31, 2004 and December 31, 2003 (with the applicable related notes and schedules, the “Utility Financial Statements”). Each of the Borrower Financial Statements and the Utility Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of the operations of the Borrower as of the dates and for the periods indicated therein.

(b) Since December 31, 2005, each of the Borrower and the Restricted Subsidiaries has conducted its business only in the ordinary course (other than activities under the Storm Recovery Program) and there has been no Material Adverse Change.

Section 4.5 Properties

(a) Each of the Borrower and the Restricted Subsidiaries has, subject to Liens expressly permitted by Section 7.2, good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Restricted Subsidiaries owns, possesses adequate licenses or is otherwise entitled to use, all Intellectual Property material to its business, and

Cleco Corporation First Amended and Restated Credit Agreement

the use thereof by the Borrower and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any failure to own or have such rights or any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.6 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Restricted Subsidiaries (i) that, if adversely determined (and provided that there exists a reasonable possibility of such adverse determination), could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), except that the commencement by the Borrower, any of the Restricted Subsidiaries or any Governmental Authority of a rate proceeding or earnings review before such Governmental Authority shall not constitute such a pending or threatened action, suit or proceeding unless and until such Governmental Authority has made a final determination thereunder that could reasonably be expected to have a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) to the best knowledge of the Borrower, the properties owned, leased or operated by the Borrower and the Restricted Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect,

(ii) to the best knowledge of the Borrower, the Properties and all operations of the Borrower and the Restricted Subsidiaries are in compliance in all material respects, and in the last five years have been in compliance, with all Environmental Laws, and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(iii) to the best knowledge of the Borrower, there have been no Releases or threatened Releases at, from, under or proximate to the Properties or otherwise in connection with the current or former operations of the Borrower or the Restricted Subsidiaries, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect,

(iv) neither the Borrower nor any of the Restricted Subsidiaries has received any notice directly or otherwise learned indirectly (through a Corporate Officer) of an Environmental Claim in connection with the Properties or the current or former operations of the Borrower or the Restricted Subsidiaries or with regard to any Person whose liabilities for environmental matters the Borrower or the Restricted Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Borrower or

Cleco Corporation First Amended and Restated Credit Agreement

the Restricted Subsidiaries have reason to believe that any such notice will be received or is being overtly threatened, and

(v) to the best knowledge of the Borrower, Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to liability under any Environmental Law, nor have the Borrower or the Restricted Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) Since the First Restatement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 4.7 Compliance with Laws and Agreements. Each of the Borrower and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (other than Disclosed Matters). No Default has occurred and is continuing.

Section 4.8 Investment and Holding Company Status. Neither the Borrower nor any of the Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.

Section 4.9 Taxes. Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10 ERISA. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for any such failure that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most audited recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent audited financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

Cleco Corporation First Amended and Restated Credit Agreement

Section 4.11 Disclosure. The Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to any Credit Party in connection with the negotiation of the Loan Documents or delivered thereunder when taken as a whole (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, to the extent any such reports, financial statements, certificates or other information was based upon or constitutes a forecast or a projection, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.12 Subsidiaries.As of the First Restatement Date, the Borrower has only the Subsidiaries set forth on Schedule 4.12, which Schedule sets forth with respect to each Subsidiary, the identity of each Person which owns Equity Interests in such Subsidiary and the percentage of the issued and outstanding Equity Interests owned by each such Person. The shares of each corporate Restricted Subsidiary are duly authorized, validly issued, fully paid and non assessable and are owned free and clear of any Liens, other than Liens permitted pursuant to Section 7.2(i). The interest of the Borrower in each non-corporate Restricted Subsidiary is owned free and clear of any Liens, other than Liens permitted pursuant to Section 7.2(i). As of the First Restatement Date, neither the Borrower nor any Subsidiary has issued any Disqualified Stock.

Section 4.13 Federal Reserve Regulations, etc.

(a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of the Borrower’s assets as determined in accordance with Regulation U.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (ii) to fund a personal loan to or for the benefit of a director or executive officer of a Borrower or any Subsidiary.

ARTICLE 5.

CONDITIONS

Section 5.1 First Restatement Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date (the “First Restatement Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Credit Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include

Cleco Corporation First Amended and Restated Credit Agreement

facsimile transmission of a signed signature page of this Credit Agreement) that such party has signed a counterpart of this Credit Agreement.

(b) Notes. The Administrative Agent shall have received a Note for each Lender, signed on behalf of the Borrower.

(c) Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the First Restatement Effective Date) from Phelps Dunbar, L.L.P., special counsel to the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, the Loan Documents and the Transactions as the Required Lenders may reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(d) Organizational Documents, etc. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Borrower (including (x) either (1) a certificate of incorporation of the Borrower, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation or (2) a certificate of the Secretary or Assistant Secretary of the Borrower certifying that there have been no amendments or other changes to its certificate of incorporation since April 25, 2005 or, if so, setting forth same, and (y) certificates of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the First Restatement Effective Date, by the Secretaries of State (or comparable official) of the jurisdiction of its incorporation and each other jurisdiction in which it is qualified to do business, (ii) the authorization of the Transactions, (iii) the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, dated the First Restatement Effective Date and signed by the chief executive officer or the chief financial officer of the Borrower (or other Financial Officer acceptable to the Administrative Agent):

(i) confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2; and

(ii) certifying that all approvals and consents of all Persons required to be obtained in connection with the consummation of the Transactions have been duly obtained and are in full force and effect and that all required notices have been given and all required waiting periods have expired, attaching thereto true and complete copies of all such required governmental and regulatory authorizations and approvals.

(f) Departing Lenders, Interest, Fees and Expenses. The Administrative Agent shall have received (i) a Departing Lender Letter (or a facsimile thereof) signed by each Departing Lender and the Borrower, (ii) for the account of the Continuing Lenders and the Departing Lenders, all interest on the Loans (as defined in the Original Credit Agreement), all facility fees (as provided in Section 3.3(a) of the Original Credit Agreement), all letter of credit fees (as provided in Section 3.3(b) of the Original Credit Agreement), and all utilization fees (as provided in Section 3.3(c) of the Original Credit Agreement), in each case accrued to, but excluding, the First Restatement Effective Date, and, in connection therewith, all Interest Periods (as defined in the Original Credit Agreement)

Cleco Corporation First Amended and Restated Credit Agreement

shall be deemed terminated on the First Restatement Effective Date, (iii) for the account of the Departing Lenders, the outstanding principal amount of the Loans (as defined in the Original Credit Agreement) of the Departing Lenders, and (iv) for the account of the Credit Parties and the Departing Lenders, all other fees and amounts due and payable on or prior to the First Restatement Effective Date in connection with this Credit Agreement and the Original Credit Agreement, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower. The Borrower shall pay to the Continuing Lenders and the Departing Lenders all losses, costs and expenses in connection with the termination of the Interest Periods referred to in clause (ii) above in the manner and at the time required by Section 3.6 of the Original Credit Agreement. Each Lender hereby consents to such exit of each Departing Lender from the Original Credit Agreement and the payment to each such Departing Lender of all principal, interest, fees and other sums owing to it under the Original Credit Agreement on or about the First Restatement Effective Date.

(g) No Material Adverse Change. The Administrative Agent shall have received a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, dated the First Restatement Effective Date, to the effect that since December 31, 2005, no Material Adverse Change has occurred.

(h) Certain Agreements. The Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower, in form and substance satisfactory to the Administrative Agent, (i) certifying that there have been no amendments to any of the Utility Mortgage, the Employee Stock Ownership Plan or the Inter-Affiliate Policies Agreement, or, if so, setting forth same, which amendments, if any, shall be in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall notify each of the Borrower and the Credit Parties of the First Restatement Effective Date, and each such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., New York City time, on June 30, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 5.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, increase, amend, renew or extend a Letter of Credit, (each such event being called a “Credit Event”) is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of such issuance, increase, amendment, renewal or extension, as applicable, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date,

(b) At the time of and immediately after giving effect to such Borrowing or such issuance, increase, amendment, renewal or extension, as applicable, no Default shall have occurred and be continuing.

Cleco Corporation First Amended and Restated Credit Agreement

(c) The Administrative Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection therewith.

(d) Such Loan or Letter of Credit shall not be prohibited by any applicable law, rule or regulation.

Each Borrowing and each issuance, increase, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Credit Parties that:

Section 6.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) As soon as available, but in any event within 120 days after the end of each fiscal year, (i) a copy of the Borrower’s Annual Report on Form 10-K in respect of such fiscal year required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and (ii) the Borrower’s audited consolidated and unaudited consolidating balance sheet and related statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated or consolidating, as the case may be, financial statements present fairly in all material respects the financial conditions and results of operations of the Borrower on a consolidated or consolidating, as the case may be, basis in accordance with GAAP consistently applied, together with in the case of the statements referred to in clause (ii) above, a schedule of other audited financial information consisting of consolidating or combining details in columnar form with the Subsidiaries of the Borrower separately identified, in accordance with GAAP consistently applied;

(b) As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) a copy of the Borrower’s Quarterly Report on Form 10-Q in respect of such fiscal quarter required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and (ii) the Borrower’s unaudited consolidated and unaudited consolidating balance sheet and related statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a duly authorized Financial Officer as presenting fairly in all material respects the financial conditions and results of operations of the Borrower on a consolidated or consolidating, as the case may be, basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes, together with, in the case of the financial statements referred to in clause (ii) above, a schedule of other

Cleco Corporation First Amended and Restated Credit Agreement

unaudited financial information consisting of consolidating or combining details in columnar form with the Subsidiaries of the Borrower separately identified, in accordance with GAAP consistently applied;

(c) Within 60 days after the end of each of the first three fiscal quarters (120 days after the end of the last fiscal quarter), a Compliance Certificate, signed by a Financial Officer (or such other officer as shall be acceptable to the Administrative Agent) as to the Borrower’s compliance, as of such fiscal quarter ending date, with Section 6.11, and as to the occurrence or continuance of no Default or Event of Default as of such fiscal quarter ending date and the date of such certificate; and

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request.

Section 6.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender of the following:

(a) Prompt written notice of the occurrence of any (i) Event of Default or Default, specifying the nature and extent thereof and (ii) a Material Adverse Change;

(b) Prompt written notice of (i) any material citation, summons, subpoena, order to show cause or other document naming the Borrower or any of the Restricted Subsidiaries a party to any proceeding before any Governmental Authority, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document, or (ii) any lapse or other termination of, or refusal to renew or extend, any material Intellectual Property, license, permit, franchise or other authorization issued to the Borrower or any of the Restricted Subsidiaries by any Person or Governmental Authority, provided that any of the foregoing set forth in this subsection (b) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or call into question the validity or enforceability of any of the Loan Documents;

(c) Promptly upon becoming available, copies of all (i) regular, periodic or special reports, schedules and other material which the Borrower or any of the Restricted Subsidiaries may be required to file with or deliver to any securities exchange or the SEC, or any other Governmental Authority succeeding to the functions thereof, (ii) copies of any statement or report furnished to any holder of debt securities of the Borrower or of any of the Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.2, (iii) material news releases and annual reports relating to the Borrower or any of the Restricted Subsidiaries, and (iv) upon the written request of the Administrative Agent, reports that the Borrower or any of the Restricted Subsidiaries sends to or files with the Federal Energy Regulatory Commission, or any Governmental Authority succeeding to the functions thereof, or any similar state or local Governmental Authority;

(d) Prompt written notice of any order, notice, claim or proceeding received by, or brought against, the Borrower or any of the Restricted Subsidiaries, or with respect to any real property under any Environmental Law, that could reasonably be expected to have a Material Adverse Effect; and

Cleco Corporation First Amended and Restated Credit Agreement

(e) Prompt written notice of any change by either Moody’s or S&P in the Senior Debt Rating.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or clauses (i) through (iii) of Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders on a confidential basis materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Administrative Agent will notify the Borrower in writing if it receives written notice from a Lender identifying itself as a Public Lender. The Borrower hereby agrees that it will notify the Administrative Agent in the event that any non-public information is included in the Borrower Materials and to cooperate with the Administrative Agent to ensure that such non-public information is not distributed to a Public Lender.

Section 6.3 Legal Existence. Except as permitted under Section 7.3, the Borrower shall maintain its legal existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect, and cause each of the Restricted Subsidiaries to maintain its legal existence in good standing in each jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

Section 6.4 Taxes.The Borrower shall pay and discharge when due, and cause each of the Subsidiaries so to do, all Taxes, assessments and governmental charges, license fees and levies upon or with respect to the Borrower or such Subsidiary, as the case may be, and all Taxes upon the income, profits and property of the Borrower and the Subsidiaries, which if unpaid, could individually or collectively reasonably be expected to have a Material Adverse Effect or become a Lien on the

Cleco Corporation First Amended and Restated Credit Agreement

property of the Borrower or such Subsidiary (other than a Lien described in clause (a) of the definition of Permitted Encumbrances), as the case may be, unless and to the extent only that such Taxes, assessments, charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, as the case may be, provided that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

Section 6.5 Insurance. The Borrower shall maintain, and cause each of the Restricted Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request of the Administrative Agent or any Lender, full information as to the insurance carried.

Section 6.6 Payment of Indebtedness and Performance of Obligations. The Borrower shall pay and discharge when due, and cause each of the Restricted Subsidiaries to pay and discharge when due, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could individually or collectively reasonably be expected to (i) have a Material Adverse Effect or (ii) become a Lien upon property of the Borrower or any of the Restricted Subsidiaries (other than a Lien expressly permitted by Section 7.2), unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted, provided that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

Section 6.7 Condition of Property. The Borrower shall at all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of the Restricted Subsidiaries so to do, all material property necessary to the operation of the Borrower’s or such Restricted Subsidiary’s, as the case may be, material businesses.

Section 6.8 Observance of Legal Requirements. The Borrower shall observe and comply in all respects, and cause each of the Restricted Subsidiaries so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, including ERISA and all Environmental Laws, a violation of which could individually or collectively reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it, provided that that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

Section 6.9 Inspection of Property; Books and Records; Discussions. The Borrower shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of the Administrative Agent and any Lender to visit its offices, to inspect any of its property and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, licenses, property and financial condition of the Borrower and the Restricted Subsidiaries with the officers thereof and the Accountants; provided that, so long as no Default or Event of Default exists, none of the Administrative Agent, its agents, its representatives or the Lenders shall be entitled to examine or make copies or abstracts of, or otherwise obtain

Cleco Corporation First Amended and Restated Credit Agreement

information with respect to, the Borrower’s records relating to pending or threatened litigation if any such disclosure by the Borrower could reasonably be expected (i) to give rise to a waiver of any attorney/client privilege of the Borrower or any of the Restricted Subsidiaries relating to such information or (ii) to be otherwise materially disadvantageous to the Borrower or any of the Restricted Subsidiaries in the defense of such litigation.

Section 6.10 Licenses, Intellectual Property. The Borrower shall obtain or maintain, as applicable, and cause each of the Restricted Subsidiaries to obtain or maintain, as applicable, in full force and effect, all licenses, franchises, Intellectual Property, permits, authorizations and other rights as are necessary for the conduct of its business and the failure of which to obtain or maintain could, individually or collectively, reasonably be expected to have a Material Adverse Effect.

Section 6.11 Financial Covenants.

(a) The Borrower shall maintain at all times Total Indebtedness equal to or less than 65% of Total Capitalization.

(b) The Borrower will not permit the Interest Coverage Ratio as of the end of any fiscal quarter to be less than 2.50:1.00.

Section 6.12 Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used only as follows: (i) to refinance the Indebtedness under the Existing Loan Documents, (ii) to reimburse the Issuing Bank in respect of amounts drawn under Letters of Credit, (iii) to pay transaction fees and expenses and (iv) for general corporate purposes not inconsistent with the terms hereof including commercial paper backup No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (x) purchase, acquire or carry any Margin Stock, (y) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X, or (z) to fund a personal loan to or for the benefit of a director or executive officer of the Borrower or any Subsidiary.

ARTICLE 7.

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Credit Parties that:

Section 7.1 Indebtedness; Equity Interests. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Guarantees in respect of obligations and liabilities under leases for coal cars supplied in connection with Rodemacher Unit No. 2, provided that the aggregate amount thereof shall not exceed $13,000,000 at any time;

(c) Guarantees in respect of obligations and liabilities of the Utility;

Cleco Corporation First Amended and Restated Credit Agreement

(d) other Guarantees in respect of Permitted Hedge Agreements, provided that the aggregate amount of such Guarantees under this clause (e) shall not exceed $20,000,000 at any time; and

(e) other Indebtedness (including Indebtedness of the Borrower to any Subsidiary) and other Guarantees, in an amount which when aggregated with the Indebtedness under the Loan Documents shall not exceed $425,000,000 at any time, provided that (i) not more than $325,000,000 thereof shall constitute Indebtedness or Guarantees which are pari passu with the Indebtedness under the Loan Documents, (ii) any such Indebtedness or Guarantees which is not pari passu with the Indebtedness under the Loan Documents shall be unsecured and subordinated to the Indebtedness of the Borrower under the Loan Documents in a manner consistent with the Approved Subordination Terms and otherwise satisfactory to the Administrative Agent and (iii) the aggregate amount of Indebtedness and Guarantees under clause (f)(i) that is secured shall not exceed $25,000,000 at any time.

Section 7.2 Liens. The Borrower shall not permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired by it,except:

(a) Liens now existing or hereafter arising in favor of the Administrative Agent or the Lenders under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary (other than Finsub) existing on the First Restatement Date and set forth in Schedule 7.2;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of the Restricted Subsidiaries (other than Finsub) or existing on any property or asset of any Person that becomes a Restricted Subsidiary (other than Finsub) after the First Restatement Date prior to the time such Person becomes a Restricted Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any of the Restricted Subsidiaries, and (iii) such Lien shall secure only those obligations and liabilities that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary of the Borrower, as the case may be, and any extensions, renewals, refinancings and replacements thereof that do not increase the outstanding amount thereof;

(e) Liens (including precautionary Liens in connection with capital lease financings) (i) in the case of a project financing by any of the Restricted Subsidiaries (other than Finsub), on fixed or capital assets comprising such project and other property (including accounts, contracts and other general intangibles) relating to the relevant project that is or becomes encumbered in connection with the relevant project’s financing by the relevant Restricted Subsidiary and (ii) in all other cases, on fixed or capital assets and other property (including any natural gas, oil or other mineral assets, pollution control facilities, electrical generating plants, equipment and machinery) acquired, constructed, explored, drilled, developed, improved, repaired or serviced (including in connection with the financing of working capital and ongoing maintenance) by the Borrower or any of the Restricted Subsidiaries (other than Finsub), provided that (A) such security interests and the obligations and liabilities secured thereby are incurred prior to or within 90 days after the acquisition of the relevant asset or the completion of the relevant construction, exploration, drilling, development,

Cleco Corporation First Amended and Restated Credit Agreement

improvement, repair or servicing (including the relevant financing of working capital and ongoing maintenance), or within 90 days after the extension, renewal, refinancing or replacement of the obligations and liabilities secured thereby, as the case may be, (B) the obligations and liabilities secured thereby do not exceed the cost of acquiring, constructing, exploring, drilling, developing, improving, repairing or servicing (including the financing of working capital and ongoing maintenance in respect of) the relevant assets, and (C) such security interests shall not apply to any other property beyond the relevant property set forth in clause (i) or (ii) of this subsection (e) and subsection (i), as applicable, of the Borrower or any of the Restricted Subsidiaries;

(f) Liens created to secure Indebtedness of any Restricted Subsidiary (other than Finsub) of the Borrower to the Borrower or to any of the Borrower’s other Restricted Subsidiaries(other than Finsub);

(g) Liens created to secure sales or factoring of accounts receivable and other receivables (other than Liens created by Finsub);

(h) Liens created to secure Indebtedness and other Guarantees permitted under Section 7.1(e), provided that the aggregate amount of such Indebtedness and other Guarantees shall not exceed $25,000,000;

(i) Liens on any Equity Interest (other than an Equity Interest in the Utility) owned or otherwise held by or on behalf of the Borrower or any Restricted Subsidiary (other than Finsub) created in connection with any project financing;

(j) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any lien, mortgage or security interest referred to in the foregoing clauses (a) through (i), provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or indebtedness that secured the lien or mortgage so extended, renewed or replaced (and any improvements on such property); and

(k) in the case of the Utility and the Utility Subsidiaries, Liens permitted by the Utility Credit Agreement as in effect on the First Restatement Date (without giving effect to any amendment, supplement or other modification to any term or provision contained therein which has not been approved in writing by Required Lenders).

Section 7.3 Merger, Consolidation, Purchase or Sale of Assets, Etc.The Borrower shall not consolidate with, be acquired by, or merge into or with any Person, or convey, sell, lease or otherwise dispose of all or any part of its property, or enter into any sale leaseback transaction, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property (other than purchases or other acquisitions of inventory, materials, equipment and similar property in the ordinary course of business) of any Person, including acquisitions of the Stock of any Person, or permit any of the Restricted Subsidiaries so to do, except:

(a) sales or other dispositions by the Borrower or any Restricted Subsidiary (other than Finsub) of Permitted Investments, inventory and similar property in the ordinary course of business;

Cleco Corporation First Amended and Restated Credit Agreement

(b) sales, factoring or other dispositions of accounts receivable and other receivables and similar property by the Borrower or any Restricted Subsidiary (other than Finsub);

(c) Asset Sales by the Borrower to any of the Restricted Subsidiaries (other than Finsub) and by any of the Restricted Subsidiaries (other than Finsub) to the Borrower or any of the other Restricted Subsidiaries (other than Finsub);

(d) (i) sales of transmission assets pursuant to the order of any Governmental Authority, provided that fair market value shall have been received for such transmission assets and (ii) other Asset Sales, provided that (A) no Default or Event of Default shall exist immediately before or after giving effect thereto and (B) immediately after giving effect thereto, the amount thereof, when added to the total amount of all Asset Sales made by the Borrower and the Restricted Subsidiaries during the immediately preceding twelve month period pursuant to this clause (c)(ii) shall not exceed 18% or more of Material Total Assets as of the first day of such twelve month period;

(e) Storm Recovery Asset Sales by the Utility to Finsub in connection with the Storm Recovery Program as to which the following conditions have been satisfied:

(i) immediately before and after giving effect thereto, no Default or Event of Default shall exist;

(ii) immediately before and after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct except as the context thereof otherwise requires and except for those representations and warranties which by their terms or by necessary implication are expressly limited to a state of facts existing at a time prior to such Storm Recovery Asset Sale or such other matters relating thereto as are identified in a writing to the Administrative Agent and the Lenders and are satisfactory to the Administrative Agent and the Lenders;

(iii) the Storm Recovery Asset Sale is without recourse to the Utility;

(iv) 100% of the consideration paid to the Utility in connection therewith is in cash;

(v) in connection with the initial closing of the Storm Recovery Program, the Administrative Agent shall have received a certificate of a Financial Officer (attaching calculations in reasonable detail) certifying that the Borrower will be in compliance with the covenants set forth in Section 6.11 immediately after giving effect to the Storm Recovery Program and any Indebtedness incurred in connection therewith;

(vi) in connection with the initial closing of the Storm Recovery Program, the Administrative Agent shall have received a copy of the Storm Recovery Financing Order (and from time to time thereafter, copies of any amendments, supplements or modifications thereof or any additional Storm Recovery Financing Orders); and

(vii) in connection with the initial closing of the Storm Recovery Program, the Administrative Agent shall have received a certificate of an officer of the Borrower attaching true, correct and complete copies of the Storm Recovery Program Documentation.

Cleco Corporation First Amended and Restated Credit Agreement

(f) any of the Restricted Subsidiaries (other than Finsub) may merge or consolidate with or into, or acquire control of, or acquire all or any portion of the assets of any Person, provided that (i) immediately after giving effect thereto, the total consideration to be paid by the Restricted Subsidiaries to or for the account of any Person (other than the Borrower and the Restricted Subsidiaries) in connection therewith, but not counting purchases or other acquisitions of property made as part of the Utility’s Integrated Resources Plan, when added to the total consideration paid by the Borrower and the Restricted Subsidiaries to or for the account of any Person (other than the Borrower and the Restricted Subsidiaries) in connection with all other mergers, consolidations and acquisitions permitted under Sections 7.3(f) and 7.3(g) during the period of the immediately preceding twelve months, shall not exceed 15% of Material Total Assets as of the most recently completed fiscal quarter, and (ii) in the case of a transaction involving the Utility, the Utility shall be the survivor entity thereof or, in the event the Utility shall not be the surviving entity thereof, (1) such surviving entity shall be organized in a State of the United States with substantially all of its assets and businesses located and conducted in the United States and (2) the Administrative Agent shall have received (A) a certificate, in form and substance satisfactory to the Administrative Agent, (x) attaching a true and complete copy of each agreement, instrument or other document effecting such merger, consolidation or acquisition, together with an agreement signed on behalf of such surviving entity pursuant to which such surviving entity shall have expressly assumed all of the indebtedness, liabilities and other obligations of the Utility under and in accordance with the Utility Credit Agreement and the other Loan Documents (as defined therein), and (y) certifying that such merger, consolidation or acquisition has been consummated in accordance with such agreements, instruments or other documents referred to in the immediately preceding clause (x), and (B) such documents, legal opinions and certificates as the Administrative Agent shall reasonably request relating to the organization, existence and, if applicable, good standing of such surviving entity, the authorization of such merger, consolidation or acquisition and any other legal matters relating to such surviving entity, the assumption agreement referred to in the immediately preceding clause (x) or such merger, consolidation or acquisition;

(g) the Borrower may merge or consolidate with or into, or acquire control of, or acquire all or any portion of the assets of any Person (other than Finsub), provided that:

(i) immediately before and after giving effect thereto, no Default or Event of Default shall exist;

(ii) immediately before and after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct except as the context thereof otherwise requires and except for those representations and warranties which by their terms or by necessary implication are expressly limited to a state of facts existing at a time prior to such merger, consolidation or acquisition, as the case may be, or such other matters relating thereto as are identified in a writing to the Administrative Agent and the Lenders and are satisfactory to the Administrative Agent and the Lenders;

(iii) the Borrower shall be the surviving entity thereof or each of the following conditions shall have been satisfied: (x) such surviving entity shall have been incorporated or otherwise formed in a State of the United States with substantially all of its assets and business located and conducted in the United States, (y) such surviving entity shall, at the time of such merger, have a senior unsecured long term debt rating of BBB- or higher from S&P and Baa3 or higher from Moody’s (provided that, if such surviving entity shall be a public utility holding company and shall not have at such time a senior unsecured long term debt rating from S&P and Moody’s, then its primary utility Subsidiary shall have at such time a senior unsecured long term debt rating of BBB- or higher from S&P and Baa3 or higher

Cleco Corporation First Amended and Restated Credit Agreement

from Moody’s), and (z) such surviving entity shall have expressly assumed the obligations of the Borrower under the Loan Documents pursuant to a writing in form and substance satisfactory to the Administrative Agent;

(iv) immediately after giving effect thereto, the total consideration to be paid by the Borrower to or for the account of any Person (other than the Restricted Subsidiaries of the Borrower) in connection therewith, when added to the total consideration paid by the Borrower and the Restricted Subsidiaries to or for the account of any Person (other than the Borrower and the Restricted Subsidiaries) in connection with all mergers, consolidations and acquisitions permitted under Sections 7.3(f) and 7.3(g) during the immediately preceding twelve month period shall not exceed 15% of Material Total Assets as of the most recently completed fiscal quarter; and

(v) the Administrative Agent and the Lenders shall have received a certificate duly signed by a duly authorized officer of the Borrower identifying the Person to be merged with or into, consolidated with, or acquired by, the Borrower, and certifying as to each of the matters set forth in subclauses (i) through (iv) of this clause (e).

Section 7.4 Loans, Advances, Investments, etc.The Borrower shall not, at any time, make any loan or advance to, or make or permit to be made any investment or any other interest in, or enter into any arrangement for the purpose of providing funds or credit to, any Person (including any director or executive officer of the Borrower or to the extent it will be a violation of applicable law, of any Subsidiary), or permit any of the Restricted Subsidiaries so to do, other than (i) Permitted Investments, (ii) loans and advances made by the Borrower to any of the Restricted Subsidiaries (other than Finsub) and made by any of the Restricted Subsidiaries (other than Finsub) to the Borrower or any of the other Restricted Subsidiaries (other than Finsub), (iii) investments made by the Borrower in the equity securities of any of the Restricted Subsidiaries and made by any of the Restricted Subsidiaries (other than Finsub) in the equity securities of any of the other Restricted Subsidiaries, (iv) arrangements made by the Borrower for the purpose of providing funds or credit to any of the Restricted Subsidiaries (other than Finsub) and made by any of the Restricted Subsidiaries (other than Finsub) for the purpose of providing funds or credit to the Borrower or any of the other Restricted Subsidiaries (other than Finsub), (v) investments made before the First Restatement Date by the Borrower in the equity securities of any of the Unrestricted Subsidiaries, (vi) the Storm Recovery Program subject to the satisfaction of the conditions set forth in Section 7.3(e), and (vii) provided that immediately before and after giving effect thereto, no Default or Event of Default shall exist, (A) investments made by the Borrower or any Restricted Subsidiary (other than Finsub) in the equity securities of any of the Unrestricted Subsidiaries in an aggregate amount not in excess of $10,000,000 in any fiscal year, and (B) loans and advances made by the Borrower or any Restricted Subsidiary (other than Finsub) to any of the Unrestricted Subsidiaries and other arrangements made by the Borrower or any Restricted Subsidiary (other than Finsub) for the purpose of providing funds or credit to any of the Unrestricted Subsidiaries, collectively, in an aggregate amount not in excess of $20,000,000 at any time outstanding.

Section 7.5 Amendments, etc. of Employee Stock Ownership Plan. The Borrower shall not enter into or agree to any amendment, modification or waiver, or permit any of the Restricted Subsidiaries so to do, of any term or condition of, or any of its rights under, the Employee Stock Ownership Plan (other than amendments and modifications required by tax laws to maintain the qualified status under Section 401(a) of the Code and any adoptive instruments or other agreements providing for participation in the Employee Stock Ownership Plan by the Borrower’s affiliates), which

Cleco Corporation First Amended and Restated Credit Agreement

amendment, modification or waiver could, in the reasonable opinion of the Administrative Agent, materially and adversely affect the interests of the Lenders under the Loan Documents.

Section 7.6 Restricted Payments. The Borrower shall not declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or permit any of the Restricted Subsidiaries so to do, except that (i) the Borrower or any of the Restricted Subsidiaries may declare and pay dividends with respect to its equity securities payable solely in additional shares of such equity securities, (ii) any of the Restricted Subsidiaries may declare and pay dividends with respect to its equity securities to the Borrower or any of the other Restricted Subsidiaries, (iii) the Borrower may make, and agree to make, payments on account of liabilities described in clause (vi) of the definition of “Indebtedness” contained herein and permitted by Section 7.1, (iv) the Borrower may declare and pay dividends with respect to its preferred equity securities, (v) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, the Borrower may declare and pay, and agree to declare and pay, directly or indirectly, Restricted Payments in cash to its common shareholders, (vi) the Borrower or any of the Restricted Subsidiaries may make, and agree to make, payments on account of subordinated Indebtedness described in clause (iii) of the definition of “Restricted Payments” and permitted by the subordination terms applicable thereto and (vii) the Borrower may repurchase common Equity Interests or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed such persons) of the Borrower or any Subsidiary upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement; provided, however, that the aggregate amount of payments under this clause (vii) shall not exceed $2,000,000 in any fiscal year of the Borrower.

Section 7.7 Transactions with Affiliates. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than could be obtained on an arms length basis from unrelated third parties, provided that this Section shall not apply to (i) any transaction that is permitted under Section 7.1, 7.3, 7.4 or 7.6 between or among the Borrower and the Restricted Subsidiaries and not involving any other affiliate, (ii) the Storm Recovery Program provided that the conditions set forth in Section 7.3(e) have been satisfied, and (iii) any transaction that is covered by the Inter-Affiliate Policies Agreement as in effect on the First Restatement Date and any amendments, supplements or other modifications thereto that are required by applicable law or by applicable Governmental Authorities. For purposes of this Section, the term “affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Section 7.8 Restrictive Agreements. The Borrower shall not, directly or indirectly enter into, incur or permit to exist, or permit the Utility or any of the Utility Subsidiaries so to do, any agreement or other arrangement that (i) prohibits the ability of the Borrower, the Utility or any of the Utility Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets or (ii) prohibits, restricts or imposes any condition upon the ability of the Utility or any of the Utility Subsidiaries to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to the Borrower or any of the Restricted Subsidiaries or to make investments in the Borrower or any of the Restricted Subsidiaries or to enter into arrangements for the purpose of providing funds or credit to the Borrower or any of the Restricted Subsidiaries, provided that (a) the foregoing shall not apply to restrictions and conditions imposed by corporate law or by this

Cleco Corporation First Amended and Restated Credit Agreement

Credit Agreement, (b) the foregoing shall not apply to prohibitions, restrictions and conditions existing on the First Restatement Date identified on Schedule 7.8 (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such prohibition, restriction or condition), (c) the foregoing shall not apply to restrictions and conditions imposed on Finsub pursuant to the Storm Recovery Program Documentation, (d) clause (i) of this Section shall not apply to prohibitions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (e) clause (i) of this Section shall not apply to customary provisions in leases restricting the assignment thereof and (f) clause (i) of this Section shall not apply to any prohibition with respect to equity interests (other than equity interests in the Utility or any of the Utility Subsidiaries) owned or otherwise held by or on behalf of the Borrower, the Utility or any of the Utility Subsidiaries imposed by any agreement entered into in connection with a project financing.

Section 7.9 Permitted Hedge Agreements. The Borrower shall not enter into any hedge agreements other than Permitted Hedge Agreements.

ARTICLE 8.

EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any LC Disbursement or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.3, 6.11 or 6.12 or in Article 7,

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the Borrower shall have obtained knowledge thereof;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material

Cleco Corporation First Amended and Restated Credit Agreement

Obligations when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Obligations becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable cure period), provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) intercompany indebtedness;

(h) the Borrower or any of the Restricted Subsidiaries shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not pay its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any of the Restricted Subsidiaries; or

(i) an order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any of the Restricted Subsidiaries bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of Borrower or any of the Restricted Subsidiaries under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any of the Restricted Subsidiaries or of any substantial part of the property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any of the Restricted Subsidiaries, and any such decree or order continues unstayed and in effect for a period of 45 days; or

(j) one or more judgments or decrees against the Borrower or any of the Restricted Subsidiaries or any combination thereof aggregating in excess of $10,000,000, which judgment or decree (i) shall not be fully covered by insurance after taking into account any applicable deductibles and (ii) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of at least 30 days.

(k) any Loan Document shall cease, for any reason, to be in full force and effect or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

Cleco Corporation First Amended and Restated Credit Agreement

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) any authorization or approval or other action by any Governmental Authority required for the execution, delivery or performance of any Loan Document shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect;

(n) a Change in Control shall occur or a change in control, fundamental change or any similar circumstance which, under the Indenture or the Utility Indenture (including any supplemental indentures thereto but in each case only to the extent that it is in full force and effect on the relevant date) results in an obligation of the Borrower or the Utility to prepay, purchase, offer to purchase, redeem or defease in excess of $5,000,000 of Indebtedness thereunder.

then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions (whether before or after the First Restatement Effective Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (h) or (i) of this Article, the Commitments shall automatically terminate (whether before or after the First Restatement Effective Date) and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 9.

THE ADMINISTRATIVE AGENT

Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is

Cleco Corporation First Amended and Restated Credit Agreement

continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (d) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (e) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld and not to be required during the existence of an Event of Default), to appoint a successor, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days

Cleco Corporation First Amended and Restated Credit Agreement

after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished thereunder.

Anything herein to the contrary notwithstanding, none of the Book Runner, Arrangers or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE 10.

MISCELLANEOUS

Section 10.1 Notices.

(i) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(ii) if to the Borrower, to it at 2030 Donahue Ferry Road, Pineville, LA 71360 5226; Attention: Michael Sawrie (Telephone: (318) 484-7589; Facsimile: (318) 484-7697), website www.cleco.com;

(iii) if to the Administrative Agent, or BNY as Issuing Bank, to it at Agency Funding Administration, One Wall Street, 18th Floor, New York, New York 10286, Attention of: Sandra Morgan, Agency Function Administration, 18th Floor (Telephone No. (212) 635-4692); Facsimile No. (212) 635-6365 or 6366 or 6367, with a copy to The Bank of New York, at Energy Industries Division, One Wall Street, 19th Floor, New York, New York

Cleco Corporation First Amended and Restated Credit Agreement

10286, Attention of: John-Paul Marotta (Telephone No. (212) 635-8204; Facsimile No. (212) 635-7923); and

(iv) if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Credit Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article  2 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Article  by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2 Waivers; Amendments.

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or

Cleco Corporation First Amended and Restated Credit Agreement

renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender or increase the Letter of Credit Commitment without the consent of the Issuing Bank, (ii) reduce the principal amount of any Loan or any reimbursement obligation with respect to a LC Disbursement, or reduce the rate of any interest (other than under Section 3.1(b)), or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby, (iii) postpone the date of payment at stated maturity of any Loan or the date of payment of any reimbursement obligation with respect to an LC Disbursement, any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.9(b) or the pro rata reduction of Commitments required by Section 2.5(c), without the written consent of each Credit Party affected thereby, and (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change the currency in which Loans are to be made, Letters of Credit are to be issued or payment under the Loan Documents is to be made, or add additional borrowers, without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank , as applicable.

Section 10.3 Expenses; Indemnity; Damage Waiver.

(a) Cost and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of each Loan Document or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of any counsel for any Credit Party and any consultant or expert witness fees and expenses, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i)

Cleco Corporation First Amended and Restated Credit Agreement

the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof including any refusal of the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or arising solely from claims between or among one or more Indemnitees

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as applicable, an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is the sum of such Lender’s unused Commitment plus the outstanding principal balance of such Lender’s Loans and such Lender’s LC Exposure and the denominator of which is the sum of the unused Commitments plus the outstanding principal balance of all Lenders Loans and the LC Exposure of all Lenders (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Lender shall have any unused Commitments, outstanding Loans or LC Exposure at such time, as of the last time at which any Lender had any unused Commitments, outstanding Loans or LC Exposure), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent or the Issuing Bank, as applicable, in its capacity as such.

(d) Waiver of Consequential Damages, etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or any Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor.

Section 10.4 Successors and Assigns

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of

Cleco Corporation First Amended and Restated Credit Agreement

pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Credit Party) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans and obligations in respect of its LC Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans and obligations in respect of its LC Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of an unfunded or revolving facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the

Cleco Corporation First Amended and Restated Credit Agreement

obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.5, 3.6, 3.7 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Cleco Corporation First Amended and Restated Credit Agreement

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: described in the first proviso in Section 10.1(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.5, 3.6 and 3.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10(c) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections Section 3.5 or 3.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.7(c) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to an Eligible SPC, identified as such in writing to the Administrative Agent and the Borrower, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement, provided that (i) such designation shall not be effective unless the Borrower consents thereto (which consent shall not be unreasonably withheld), (ii) nothing herein shall constitute a commitment by any Eligible SPC to fund any Loan, and (iii) if an Eligible SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof. The funding of a Loan by an Eligible SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender. As to any Loans or portion thereof made by it, each Eligible SPC shall have all the rights that a Lender making such Loans or portion thereof would have had under this Credit Agreement and otherwise, provided that (x) its voting rights under this Credit Agreement shall be exercised solely by its Granting Lender (y) its Granting Lender shall remain solely responsible to the other parties hereto for the performance of such Granting Lender’s obligations under this Credit Agreement, including its obligations in respect of the Loans or portion thereof made by it and (z) the Borrower shall continue to deal solely and directly with such Granting Lender in connection with the Granting Lender’s rights and obligations under the Loan Documents. Each Granting Lender shall act as administrative agent for its Eligible SPC and give and receive notices and other communications on its behalf. Any payments for the account of any Eligible SPC shall be paid to its Granting Lender as administrative agent for such Eligible SPC and neither the Borrower nor the Administrative Agent shall be responsible for any Granting Lender’s application of such payments. Each party hereto hereby agrees that no Eligible SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender

Cleco Corporation First Amended and Restated Credit Agreement

provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Credit Agreement, any Eligible SPC may (i) at any time, subject to payment of the processing and recordation fee referred to in Section 10.4(b), assign all or a portion of its interests in any Loans to its Granting Lender (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder) or to any Eligible Assignee consented to by the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed or, in the case of the Borrower’s consent, shall not be required during the continuance of an Event of Default) providing liquidity and/or credit support to or for the account of such Eligible SPC to support the funding or maintenance of Loans, and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancements to such Eligible SPC. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans is being funded by an Eligible SPC at the time of such amendment.

Section 10.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any LC Disbursement or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.5, 3.6, 3.7, 10.3, 10.9, 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the LC Disbursements, the expiration or termination of the Letters of Credit and the termination of the Commitments or the termination of this Credit Agreement or any provision hereof.

Section 10.6 Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to any Credit Party or the syndication of the credit facility established hereunder constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective as of the date set forth in the preamble to this Credit Agreement when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 10.7 Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

Cleco Corporation First Amended and Restated Credit Agreement

The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8 Right of Set-off. If an Event of Default shall have occurred and be continuing, and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under clause (a) of Article 8, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Credit Agreement and the other Loan Documents held by it, irrespective of whether or not it shall have made any demand therefor and although such obligations may be unmatured. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application.

Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Borrower irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Cleco Corporation First Amended and Restated Credit Agreement

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or LC Disbursement, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan or LC Disbursement in accordance with applicable law, the rate of interest payable in respect of such Loan or LC Disbursement hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or LC Disbursement but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or LC Disbursements or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13 Advertisement. The Borrower hereby authorizes each of BNY to publish the name of the Borrower and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which BNY elects to publish. In addition, the Borrower agrees that BNY may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the First Restatement Effective Date.

Section 10.14 USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 10.15 Treatment of Certain Information. Each Credit Party agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower or any Subsidiary pursuant to this Credit Agreement which (i) is clearly identified by such Person as

Cleco Corporation First Amended and Restated Credit Agreement

being confidential at the time the same is delivered to such Credit Party or (ii) constitutes any financial statement, financial projections or forecasts, budget, Compliance Certificate, audit report, management letter or accountants’ certification delivered hereunder (“Information”), provided that nothing herein shall limit the disclosure of any information (a) to any of its respective Related Parties that needs to know such information, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (c) on a confidential basis, to prospective lenders or participants or their counsel, (d) to auditors, accountants, consultants and advisors, and any analogous counterpart thereof, (e) to any other Credit Party, (f) in connection with any litigation to which any one or more of the Credit Parties is a party, (g) to the extent such information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to any of the Credit Parties on a non-confidential basis from a source other than the Borrower or any of its Affiliates or (C) was available to the Credit Parties on a non-confidential basis prior to its disclosure to any of them by the Borrower or any of its Affiliates; and (h) to the extent the Borrower shall have consented to such disclosure in writing.

Section 10.16 Savings Clause. This Credit Agreement is intended solely as an amendment of, and contemporaneous restatement of, the terms and conditions of the Original Credit Agreement and this Credit Agreement is not intended and should not be construed as in any way extinguishing or terminating the Original Credit Agreement. Nothing in this Credit Agreement shall affect the rights of the Credit Parties to payments under Articles 2, 3 and 11 of the Original Credit Agreement for the period prior to the effectiveness hereof and such rights shall continue to be governed by the provisions of the Original Credit Agreement.

[Signature pages follow]

Cleco Corporation First Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this First Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLECO CORPORATION

By: /s/ Keith D. Crump
Name: Keith D. Crump
Title:  Treasurer

Cleco Corporation First Amended and Restated Credit Agreement

THE BANK OF NEW YORK, individually, as
Issuing Bank, and as Administrative Agent

By:  /s/ John Paul Marotta
Name: John Paul Marotta
Title:  Managing Director

Cleco Corporation First Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.,
individually, and as a Syndication Agent

By:  /s/ Nancy R. Barwig
Name:  Nancy R. Barwig
Title:  Vice President

Cleco Corporation First Amended and Restated Credit Agreement

WESTLB AG, NEW YORK BRANCH,
individually, and as a Syndication Agent

By:  /s/ Felicia La Forgia
Name:  Felicia La Forgia
Title:  Director

By:  /s/ Jacqueline Walcott
Name: Jacqueline Walcott
Title:  Director

Cleco Corporation First Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION,
individually, and as a Documentation Agent

By:  /s/ Paul J. Pace
Name:  Paul J. Pace
Title:  Assistant Vice President

Cleco Corporation First Amended and Restated Credit Agreement

UNION BANK OF CALIFORNIA, N.A.,
individually, and as a Documentation Agent

By:  /s/ Efrain Soto
Name:  Efrain Soto
Title:  Vice President

Cleco Corporation First Amended and Restated Credit Agreement

CALYON, NEW YORK BRANCH,
individually, and as a Documentation Agent

By:  /s/ Darrell Stanley
Name:  Darrell Stanley
Title:   Managing Director

By:  /s/ Michael Willis
Name:  Michael Willis
Title:  Vice President

Cleco Corporation First Amended and Restated Credit Agreement

COBANK, ACB, individually, and as a
Documentation Agent

By:  /s/ John Guilds
Name:  John Guilds
Title:  Vice President

Cleco Corporation First Amended and Restated Credit Agreement

COMERICA BANK

By:  /s/ Gerald R. Finney, Jr.
Name:  Gerald R. Finney, Jr.
Title:  Vice President

Cleco Corporation First Amended and Restated Credit Agreement

SOCIETE GENERALE

By:  /s/ Nigel Elvey
Name:  Nigel Elvey
Title:  Vice President

Cleco Corporation First Amended and Restated Credit Agreement

BANK HAPOALIM B.M.

By:  /s/ Helen H. Gateson
Name:  Helen H. Gateson
Title:  Vice President

By:  /s/ Charles McLaughlin
Name:  Charles Mclaughlin
Title:  Senior Vice President

Cleco Corporation First Amended and Restated Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:  /s/ Sarah Wu
Name:  Sarah Wu
Title:  Director

By:  /s/ Nupur Kumar
Name:  Nupur Kumar
Title:  Associate

Cleco Corporation First Amended and Restated Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:  /s/ William W. Archer
Name:  William W. Archer
Title:  Managing Director

Cleco Corporation First Amended and Restated Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION

By:  /s/ Kermit W. Pharris, Jr.
Name:  Kermit W. Pharris, Jr.
Title:  Vice President

Cleco Corporation First Amended and Restated Credit Agreement

WHITNEY NATIONAL BANK

By:  /s/ Eric Bronson Goebel
Name:  Eric Bronson Goebel
Title:  Vice President

Cleco Corporation First Amended and Restated Credit Agreement

CLECO CORPORATION CREDIT AGREEMENT

SCHEDULE 2.1

LIST OF COMMITMENTS

Lender	Commitment
The Bank of New York	$15,882,352.94
JPMorgan Chase Bank, N.A.	$15,882,352.94
WestLB AG, New York Branch	$15,882,352.94
KeyBank National Association	$14,117,647.06
Union Bank of California, N.A.	$14,117,647.06
Calyon, New York Branch	$14,117,647.06
CoBank, ACB	$14,117,647.06
Societe Generale	$10,588,235.30
Comerica Bank	$7,941,176.47
Credit Suisse First Boston	$7,941,176.47
Goldman Sachs Credit Partners L.P.	$7,941,176.47
Bank Hapoalim B.M.	$4,411,764.71
Hibernia National Bank	$3,529,411.76
Whitney National Bank	$3,529,411.76
Total:	$150,000,000.00

CLECO CORPORATION CREDIT AGREEMENT

SCHEDULE 4.6

DISCLOSED MATTERS

Litigation and Regulatory Matters:

FERC Investigation

In November 2005, as a result of Borrower’s self-reporting the Federal Energy Regulatory Commission (“FERC”) Division of Enforcement (“FERC Staff”) initiated an informal investigation into certain representations made by Borrower in the course of FERC Staff’s investigation underlying Borrower’s July 2003 Stipulation and Consent Agreement with FERC.  In response to data requests from FERC Staff, Borrower has provided information regarding those representations as well as compliance with the Code of Conduct and Compliance Plan contained in the Consent Agreement (collectively, the “Consent Agreement”) primarily relating to sharing of employees and information among Borrower’s subsidiaries, as well as the accuracy of information furnished to FERC Staff in connection with reporting on compliance with the Consent Agreement.  As of the First Restatement Date, the investigation is ongoing.  It is possible that the investigation may result in determinations of violations of the Consent Agreement.  Borrower is unable to predict the outcome of the investigation, the timing of completion of the investigation or the remedial actions that FERC may take.  The remedial actions that FERC ultimately may take with respect to the results of the investigation could have a material adverse impact on Borrower’s results of operation, financial condition and cash flows.

Calpine Tolling Agreements

On December 20, 2005, Calpine Corporation (“Calpine”), Calpine Energy Services, L.P. (“CES”) and certain other Calpine subsidiaries (collectively, the “Calpine Debtors”) filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Calpine Debtors Bankruptcy Court”).  On December 21, 2005, the Calpine Debtors filed a motion (the “Rejection Motion”) with the Calpine Debtors Bankruptcy Court seeking to reject the Calpine Tolling Agreements between CES and Acadia Power Partners LLC (“Acadia”) in addition to six other power supply contracts with other entities.  The issue was referred to the U.S. District Court for the Southern District of New York (the “District Court”) where on January 27, 2006, a federal judge dismissed the Rejection Motion, ruling that the FERC, not the bankruptcy court, has exclusive jurisdiction over the disposition of the energy contracts.  The Calpine Debtors have appealed the ruling of the District Court to the U.S. Court of Appeals for the Second Circuit.  As of the date of this filing, no decision has been rendered by the U.S. Court of Appeals for the Second Circuit.

In March 2006, Acadia filed a motion (“Motion to Compel”) with the Calpine Debtors Bankruptcy Court to, among other things, compel CES to perform under the Calpine

Tolling Agreements, and to pay amounts due under such agreements since the commencement of the Calpine Debtors' bankruptcy cases.  On March 15, 2006, Acadia and CES executed an amendment to each of the Calpine Tolling Agreements, which permitted Acadia to suspend its obligations under the Calpine Tolling Agreements.  The amendments were approved by the Calpine Debtors Bankruptcy Court on March 22, 2006, and Acadia's obligations under the Calpine Tolling Agreements were suspended as of that date.

Acadia has invoiced CES for obligations performed under the Calpine Tolling Agreements totaling $3.5 million related to pre-petition bankruptcy claims, $2.0 million for post-petition claims through December 31, 2005, and $16.3 million for post-petition claims for the three months ended March 31, 2006.  Acadia has recorded a reserve for uncollectible accounts of $21.8 million at March 31, 2006.  CES has failed to make any payments on amounts invoiced by Acadia since Calpine filed for bankruptcy protection.  The reserve for uncollectible accounts excludes the $2.8 million draw, made by Acadia Power Holdings LLC (“APH”) in February 2006, against the $15.0 million letter of credit issued by Calpine.  Acadia's request for payment of post-petition amounts owed under the Calpine Tolling Agreements, as set forth in the Motion to Compel, is scheduled to be heard by the Calpine Debtors Bankruptcy Court on June 21, 2006.

In March 2006, Acadia also requested that the Calpine Debtors Bankruptcy Court approve a waiver of CES’ exclusive rights under the tolling agreements to sell the output of the Acadia plant so Acadia could start remarketing the plant’s power.  On March 22, 2006, the Calpine Debtors Bankruptcy Court approved Acadia’s request to remarket the output of the Acadia plant.  The Calpine Debtors Bankruptcy Court also approved the mutual termination of a power purchase agreement between Utility and CES which called for CES to supply Utility with 200 megawatts through the end of 2006.  The contract required CES to provide power from the Acadia plant.  The mutual termination of the one-year 200 megawatt contract resulted from Acadia’s request to take over marketing the Acadia plant’s output.  With Acadia’s request to take over marketing the output, CES would have been unable to satisfy the one-year 200 megawatt contract because CES would no longer have rights to power produced by the Acadia plant.  On April 7, 2006, Acadia signed a short-term agreement with a third-party power marketer to sell Acadia's output while continuing to explore its long-term options for the facility.

A $14.0 million priority distribution to APH was established when CES entered into the second Acadia tolling agreement in May 2003.  In August 2005, Acadia and Calpine executed agreements with CES to settle their dispute over the availability of transmission capacity at the Acadia plant under the Calpine Tolling Agreements.  One of the terms of that settlement requires APH to receive guaranteed cash payments from CES through 2022.  These payments enhance the cash distributions available to APH and are recorded as a component of other income on Borrower’s Condensed Consolidated Statements of Income.  In the event of a CES default, these payments are guaranteed by Calpine Acadia Holdings (“CAH”) and Acadia.  In the event CES defaults in making such payments and CAH defaults under its guarantee, APH will receive guaranteed and priority annual cash payments from Acadia totaling $19.0 million through 2011 and $21.0 million thereafter though 2022.  Acadia will make these annual cash payments to APH only when cash is available, and any unpaid amounts will accumulate to APH.  Regardless of whether the payments are made to APH, Acadia must continue to perform its operational obligations under the Calpine Tolling Agreements until the bankruptcy or other litigation process allows CES to reject the Calpine Tolling Agreements.

Although Borrower has not been required to record an impairment with respect to Acadia as a result of the Calpine bankruptcy proceedings, future events such as a decline in the anticipated market value of energy in relation to natural gas values could cause Acadia’s carrying value to exceed its market value, requiring an impairment charge.  Such a charge could adversely affect Borrower’s financial condition by reducing consolidated common shareholders’ equity, could cause Borrower to incur increased interest cost on future debt issuances, and could cause an adverse change in Borrower’s credit ratings.

If the Calpine Tolling Agreements are rejected, Acadia would need to arrange for replacement customers for its capacity in order to generate revenue, and there is no assurance that any such customers could be obtained.  CES’s bankruptcy and failure to perform its obligations under the Calpine Tolling Agreements will likely have a material adverse impact on Borrower’s results of operations and cash flows.

Acadia Claim

On or about May 2, 2005, a detailed review of the gas and electric metering at the Acadia plant resulted in the discovery of a potential electric metering error whereby Acadia unknowingly generated excess power to its electric interconnections for the period beginning June 1, 2002, and ending May 31, 2005.  Acadia has made a claim against Utility for the delivery of the excess generation for which it has not received compensation.  Utility has evaluated the claim and communicated to Acadia that to the extent any unmetered power was generated, Entergy received the predominant benefit of that power and therefore Acadia’s claim, if any, is primarily against Entergy rather than Utility.  Acadia has responded, insisting that its claim against Utility is valid.  The three parties are attempting to resolve the dispute.

Environmental Matters:

CAMR and CAIR

On March 15, 2005, the EPA issued final rules regulating mercury emissions from electric utility boilers.  According to EPA, the Clean Air Mercury Rule (CAMR) establishes “standards of performance” limiting mercury emissions from new and existing coal-fired power plants and creates a market-based cap-and-trade program that will reduce nationwide utility emissions of mercury in two distinct phases.  The first phase cap is 38 tons and emissions will be reduced by taking advantage of “co-benefit” reductions – that is, mercury reductions achieved by reducing sulfur dioxide (SO2) and nitrogen oxides (NOx) emissions under the Clean Air Interstate Rule (CAIR).  In the second phase, due in 2018, coal-fired power plants will be subject to a second cap, which will reduce emissions to 15 tons upon full implementation. Louisiana must evaluate the provisions of CAMR and make changes to the State Implementation Plan (SIP) by September 2006 to incorporate these requirements.  Borrower is participating with other stakeholders on the Louisiana Department of Environmental Quality’s (LDEQ’s) implementation of the federal requirements and is evaluating potential compliance strategies to meet the emission reductions contemplated by these regulations.  These strategies may include additional emission controls, purchase of allowances, or fuel changes.

On March 10, 2005, the EPA Administrator signed the CAIR which obligates certain states to address the interstate transport of certain pollutants.  It is anticipated that EPA will publish these regulations shortly.  CAIR provides a Federal framework requiring the states to reduce emissions of SO2 and NOx.  EPA anticipates that the states will achieve this primarily by reducing emissions from the power generation sector.  Louisiana must evaluate the provisions of CAIR and make changes to the State Implementation Plan (SIP) to incorporate these requirements within 18 months of promulgation.  Borrower is participating with other stakeholders on the LDEQ’s implementation of the federal requirements and is evaluating potential compliance strategies to meet the emission reductions contemplated by these regulations.  The installation of new low NOx burners at Dolet Hills under the CAIR provisions is expected to be an integral part of meeting the CAIR NOx reduction provisions.  Likewise, the installation of new low NOx burners is being planned for Rodemacher Unit 2 in early 2009 at a projected cost of $4.0 million.  These strategies may include additional emission controls, purchase of allowances, or fuel charges.

Borrower will monitor the development of these new regulatory requirements and their potential impacts to Borrower.  While it is unknown at this time what the final outcome of these regulations will be, any capital and operating costs of additional pollution control equipment that may be required could materially adversely affect future results of operations, cash flows, and possibly financial condition, unless such costs could be recovered through regulated rates or future market prices for energy.

EPA

In February 2005, Utility received notices that the EPA is investigating the Rodemacher Power Station and Dolet Hills power plants through requests for data as authorized by Section 114 of the Clean Air Act.  The apparent purpose of the investigation is to determine whether Utility has complied with applicable EPA New Source Review (NSR) and New Source Performance Standards (NSPS) requirements in connection with capital expenditures, modifications, or operational changes Utility has made at these facilities.  Regulated by the EPA, NSR requires electric utilities to undergo pre-construction review for environmental controls if new generating units are built and also applies if existing units are modified by making “non-routine” physical or operational changes that result in a significant increase in emissions of a regulated pollutant.  NSPS are federal standards adopted by the EPA to regulate air emissions by many types of industrial facilities.  The standards are intended to promote use of the best air pollution control technologies.  Utility has completed its response to the initial data request.  It is unknown at this time whether the EPA will take further action as a result of the information provided by Utility and if any such action would have a material adverse impact on Borrower’s financial condition, results of operations, or cash flows.

Clean Water Act

Another new regulatory program, Section 316(b) of the Clean Water Act, which deals with minimizing adverse environmental impacts to all aquatic species due to water intake structures, may require some capital improvements to several of Borrower’s generation facilities.  The Phase II regulations were signed by EPA on February 16, 2004.  These regulations establish requirements applicable to the location, design, construction, and capacity of cooling water intake structures.  Borrower anticipates that any new requirements will be established as the facilities go through the Louisiana Pollution Discharge Elimination System permit renewal process and will be established on a site-specific basis.  The initial studies required will be conducted in 2006, and any required capital improvements will occur after those studies are completed.  Any capital improvement costs are anticipated to be between $3.0 million and $5.0 million.

CLECO CORPORATION CREDIT AGREEMENT

SCHEDULE 4.12

LIST OF SUBSIDIARIES

[See Attached Chart]

Cleco Corporation Holding Company Structure
March 1, 2006
(Ownership interests of the respective members are 100% unless noted otherwise.)

Energy-Related Companies
1      An operating electric public utility engaged in generation, purchase, transmission, distribution and sale of retail and wholesale electric power.
2      Provides transmission interconnection and transmission services.
3      Owns and operates electric generation facilities and makes wholesale sales of electric power from them.
4      Owns and operates intrastate natural gas transmission facilities.
5      Previously engaged primarily in the wholesale marketing of natural gas, as well as in natural gas production, gathering, and transmission.  Substantially all of the assets of Cleco Energy were sold on November 16, 2004.
6      Previously owned and operated intrastate natural gas transmission facilities.  Substantially all of the assets of DeSoto Pipeline Company were sold on November 16, 2004.
7      Owns and operates electric generation facilities and makes wholesale sales of electric power from them.
8      Previously engaged in the production of oil and natural gas.  Substantially all of the assets of Four Square Production were sold on September 15, 2004.
9      Provides operational services to owners of electric generation facilities.
10      Owns and operates intrastate natural gas transmission facilities.
11      Inactive affiliate which previously engaged in the wholesale marketing of electric power and natural gas and the provision of energy management services.

* Restricted Subsidiary

CLECO CORPORATION CREDIT AGREEMENT

SCHEDULE 7.2

LIST OF EXISTING LIENS

None beyond those Liens under the Utility Mortgage and otherwise separately permitted by Section 7.2 referring to Liens permitted by the Utility Credit Agreement.

CLECO CORPORATION CREDIT AGREEMENT

SCHEDULE 7.8

LIST OF EXISTING RESTRICTIONS

1)           Sections 7.2 and 7.3 of the Utility Credit Agreement set forth restrictions on the ability of the Utility to make investments in the Borrower or other Restricted Subsidiaries or to make a loan or otherwise provide credit to the Borrower or other Restricted Subsidiaries.

2)           Section 3.04 of the Insurance Agreement by the Utility and Ambac Insurance Company (“Ambac”) dated as of February 8, 2002 and Section 3.04 of the Insurance Agreement by the Utility and Ambac dated as of May 9, 2002, each set forth restrictions on the ability of the Utility to acquire the stock of other persons including the Borrower or other Restricted Subsidiaries.  A copy of that section is attached.

Attachments

Also attached hereto is Section 3.04 of one of the Ambac Insurance Agreements (such section being identical in the other Insurance Agreement).

INSURANCE AGREEMENT

INSURANCE AGREEMENT dated as of May 9, 2002 by and between Cleco Power LLC, a limited liability company duly organized and existing under the laws of the State of Louisiana (the “Company”) and Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance company (“Ambac”).

WITNESSETH:

WHEREAS, pursuant to an Indenture, dated as of October 1, 1988 (as amended or supplemented, the “Indenture”), by and between the Company (as successor to Cleco Utility Group Inc.) and The Bank of New York (as successor to Bankers Trust Company), as trustee (the “Trustee”), the Company will issue $50,000,000 in aggregate principal amount of its 6.05% Insured Quarterly Notes due June 1, 2012 (the “Notes”); and

WHEREAS, Ambac will issue a Financial Guaranty Insurance Policy (the “Policy”) pursuant to which Ambac will insure the timely payment of regularly scheduled principal of and interest on the Notes; and

WHEREAS, to induce Ambac to issue the Policy, the Company has agreed to pay the premium for such Policy and to reimburse Ambac for all payments made by Ambac under the Policy, all as more fully set forth in this Agreement; and

WHEREAS, the Company understands that Ambac expressly requires the delivery of this Agreement as part of the consideration for the delivery by Ambac of the Policy;

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Company and Ambac agree as follows:

Section 3.04.  Disposition of Assets.  So long as any Notes remain outstanding or any Reimbursement Obligations remain unpaid, the Company shall not dispose of all or any part of its Property, or enter into any sale-leaseback transaction, or purchase or otherwise acquire (in one or a series of related transactions) any part of the Property (other than purchases or other acquisitions of inventory, materials, equipment and similar Property in the ordinary course of business) of any Person, including acquisitions of the stock of any Person, or permit any of the Material Subsidiaries so to do, except:

(a)           sales or other dispositions of inventory in the ordinary course of business;

(b)           sales of accounts receivables and other receivables;

(c)           Asset Sales, provided that (i) no Event of Default shall exist immediately before or after giving effect thereto and (ii) the amount of such Asset Sale, when added to the total amount of all Asset Sales made by the Company and the Material Subsidiaries during the immediately preceding twelve month period, shall not exceed 10% or more of Material Total Assets as of the first day of such twelve month period; provided, however, that sales or other dispositions pursuant to Section 3.04(d) hereof shall not be included in making such calculation; and

(d)           sales or other dispositions of ownership, possession or control of the Company’s Transmission Assets that (i) are required by statute, order, rule, regulation or other applicable law or (ii) as a result of any statute, order, rule, regulation or other applicable law would be necessary to avoid a material adverse effect on the Company’s financial condition or operations.

CLECO CORPORATION EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified or otherwise supplemented from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including, without limitation, any Letters of Credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.      Assignor[s]:

   2.      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Cleco Corporation Assignment and Assumption

3.      Borrower:                      Cleco Corporation, a Louisiana Corporation.

4.      Administrative Agent: The Bank of New York, as the administrative agent under the Credit Agreement.

5.      Credit Agreement: The First Amended and Restated Credit Agreement, dated as of June 2, 2006 (as amended and in effect on the date hereof, the “Credit Agreement”), by and among Cleco Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A. and WestLB AG, New York Branch, as syndication agents thereunder, KeyBank National Association, Union Bank of California, N.A., Calyon, New York Branch and CoBank, ACB, as documentation agents thereunder, and The Bank of New York, as Administrative Agent.

6.           Assigned Interest[s]:

Assignor[s]5	Assignee[s]6	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders7	Amount of Commitment/Loans Assigned8	Percentage Assigned of Commitment/Loans8
		Revolving	$_______________	$______________	____%

[7.      Trade Date:                      _____ __, 20__]9

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Cleco Corporation Assignment and Assumption

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

                         ASSIGNOR[S]10

[NAME OF ASSIGNOR]

                         By:
                            Title:

[NAME OF ASSIGNOR]

                       By:
                            Title:

                       ASSIGNEE[S]11
[NAME OF ASSIGNEE]

                       By:
                         Title:

[NAME OF ASSIGNEE]

                        By:
                            Title:

[Consented to and]12 Accepted:

THE BANK OF NEW YORK, as Administrative Agent

By:
  Title:

10 Add additional signature blocks as needed.

11 Add additional signature blocks as needed.

12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Cleco Corporation Assignment and Assumption

[Consented to:]13

[NAME OF RELEVANT PARTY]

By:
Title:

 13 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Cleco Corporation Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.      Representations and Warranties

1.1           Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document14, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.4(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender15 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

14 The term “Credit Document” should be conformed to that used in the Credit Agreement.

15The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

Cleco Corporation Assignment and Assumption

2.      Payments. [From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]  [From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.]16

3.      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

16Administrative Agent to select first or second alternative.

Cleco Corporation Assignment and Assumption

CLECO CORPORATION EXHIBIT B

FORM OF OPINION OF COUNSEL

June 2, 2006

To the Parties Listed on
Schedule A Attached Hereto

Re:           Cleco Corporation: 2006 First Amended and Restated Credit Agreement           15668-20

Ladies and Gentlemen:

We have acted as counsel to Cleco Corporation, a Louisiana corporation (the “Borrower”), and Cleco Power LLC, a Louisiana limited liability company, in connection with that certain First Amended and Restated Credit Agreement, dated of even date herewith (the “Agreement”) by and among the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A. and WestLB AG, New York Branch, as Syndication Agents, KeyBank National Association, Union Bank of California, N.A., Calyon, New York Branch and CoBank, ACB, as Documentation Agents, and The Bank of New York, as Administrative Agent, and the transactions contemplated thereby.  This Opinion is furnished to you pursuant to Section 5.1(c) of the Agreement.

Capitalized terms that are defined in the Agreement but are not defined herein shall have the meanings ascribed to them in the Agreement.

In connection with the foregoing and the delivery of this Opinion, we have examined (i) executed copies of the Agreement and of fourteen (14) Notes, one to each Lender (the Agreement and such Notes being collectively, the “Loan Documents”), (ii) the Borrower’s Articles of Incorporation and its Bylaws, each as amended to the date hereof, (iii) the agreements and instruments listed to us by the Borrower, or which have been filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission as an exhibit to any Registration Statement filed pursuant to the Securities Act of 1933, as amended, or as an exhibit to any periodic report filed pursuant to the Securities Exchange Act of 1934, as amended, in each case that relate to the borrowing of funds to which either it or a Restricted Subsidiary is bound or any of its or Restricted Subsidiary’s properties is subject, which agreements and instruments are listed in Exhibit A to this opinion (the “Material Debt Instruments”), and (iv) those records of the corporate proceedings of the Borrower as we have deemed necessary as a basis for the opinions hereinafter expressed, including proceedings relative to the Loan Documents.

We also have examined originals or copies, certified or otherwise identified, of all respective records, documents and instruments of the Borrower, certificates of public officials, certificates of officers of the Borrower and other Persons, and all other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures (other than those of the Borrower), the authenticity of all documents submitted to us as originals, the conformity with the originals (and the authenticity of such

Cleco Corporation Opinion of Counsel

To the Parties Listed on
Schedule A Attached Hereto
June 2, 2006

originals) of all documents submitted to us as copies, the due organization of each Credit Party, the due authorization, execution and delivery of the Agreement by the Credit Parties and that the Credit Parties have the power and authority to execute, deliver and perform their respective obligations under the Loan Documents.  We have further assumed that there are no documents or agreements among the Credit Parties and the Borrower (or any lesser combination of said parties) which alter the provisions of any of the Loan Documents and which would have an effect on the opinions expressed in this Opinion letter.  With respect to factual matters material to our opinion, we also have relied upon the representations contained in the Agreement and upon certificates of representatives of the Borrower.

Based upon and subject to the foregoing and the assumptions, exceptions, limitations and qualifications expressed below, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

The Borrower is duly incorporated and validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate power and authority to own its properties and to carry on its business as now conducted.  To our knowledge, the Borrower has only the Subsidiaries set forth on Schedule 4.12 to the Agreement, which Schedule identifies Cleco Power LLC as the only Restricted Subsidiary.  The Restricted Subsidiary is duly formed and validly existing under the laws of the State of Louisiana and has all requisite limited liability company power and authority to own its properties and to carry on its business as now conducted.

The Borrower has the corporate power and authority to enter into, execute, deliver and perform the terms of the Loan Documents and to incur the obligations provided for in the Notes, all of which (i) have been duly authorized by all necessary corporate action on the part of the Borrower, and (ii) are in full compliance with the Borrower’s Articles of Incorporation and its Bylaws, each as amended to the date hereof, or its other organization documents.

The choice of New York law stipulated to govern the Loan Documents is a valid and effective choice of law under the laws of the State of Louisiana, and will be enforced by a court of competent jurisdiction in the State of Louisiana, except (i) to the extent the chosen (New York) law contravenes the public policy of the state whose law otherwise would be applicable under the State of Louisiana’s choice of law principles (generally, as to contractual issues other than capacity or form, the law of the state whose policies would be most seriously impaired if its law were not applied to that issue), and (ii) insofar as federal laws may apply.  If the choice of New York law set forth in the Loan Documents is disregarded and internal Louisiana law applied, then the Loan Documents would be the valid and legally binding obligations of the Borrower, enforceable against it in accordance with the respective terms thereof.

Except as set forth on Schedule 4.6 (Disclosed Matters) to the Agreement, to our knowledge there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or threatened against the Borrower or the Restricted Subsidiary which (i) call into question the validity or enforceability of any of the Loan Documents, or (ii) could reasonably be expected to result in the rescission, termination or cancellation of any material franchise, right, license, permit or similar authorization held by the Borrower or the Restricted Subsidiary.

Except for information filings required to be made in the ordinary course of business (which are not a condition to the Borrower’s performance under the Loan Documents), no consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, any Governmental Authority or any other Person (other than the Borrower’s Board of Directors, which has been obtained) is required to

Cleco Corporation Opinion of Counsel

To the Parties Listed on
Schedule A Attached Hereto
June 2, 2006

authorize, or is required in connection with, the execution, delivery and performance by the Borrower of the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents in accordance with their terms.

Neither the execution and delivery of the Loan Documents by the Borrower nor the performance by the Borrower of its agreements therein will (i) violate the Borrower’s Articles of Incorporation or its Bylaws, each as amended to date, (ii) breach or result in a default under, or result in the creation or imposition of any lien, charge or encumbrance upon the properties of the Borrower under, any existing obligation of the Borrower under any Material Debt Instrument, (iii) breach or otherwise violate any judicial or administrative order, writ, judgment, or decree of any Governmental Authority having jurisdiction over the Borrower or its properties that is in effect on the date hereof and that has been identified to us by the Borrower in the course of our inquiry to the Borrower with respect to the transactions contemplated by the Loan Documents and that the Borrower has certified to us may reasonably be expected to have a Material Adverse Effect, or (iv) violate any statute in effect on the date hereof, or published rule or regulation in effect on the date hereof applicable to the Borrower of any Governmental Authority having jurisdiction over the Borrower or its properties.

Neither the Borrower nor the Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” as defined in, or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

To our knowledge, the Borrower is not engaged principally in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

The foregoing opinions are subject to and qualified by the following:

All opinions, to the extent they relate to the enforceability of any agreement or obligation, or to the extent they relate to the lawfulness of any obligations undertaken or agreed to be undertaken by the Borrower, are subject to and qualified by the following:

We do not express any opinion as to the effect and application of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or transfer, equitable subordination and other similar laws now or hereafter in effect which relate to or limit creditors’ rights and remedies generally; and

We do not express any opinion as to the effect and application of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, whether considered in a proceeding in equity or an action at law; and

We do not express any opinion as to the validity, performance, enforceability or lawfulness under Louisiana law of the following provisions in the Loan Documents (and likewise, we express no opinion whether a court applying Louisiana law would give effect to the choice of New York law as governing the validity, performance, enforceability or lawfulness of the Loan Documents as to the following provisions):  (a) the availability of any equitable remedies (regardless of whether enforcement is sought in a proceeding in equity or at law); (b) any waivers or consents under the Loan Documents relating to the rights of the Borrower, or any duties owing to it, existing as a matter of law, except to the extent the Borrower may so waive or consent as a matter of law; (c) the severability provisions set forth in any of the Loan Documents; (d) any releases contained in the Loan Documents relating to unmatured

Cleco Corporation Opinion of Counsel

To the Parties Listed on
Schedule A Attached Hereto
June 2, 2006

claims; (e) any provision in the Loan Documents according to which the Loan Documents may be amended or waived only in writing, including without limitation provisions authorizing the delay or failure to exercise a right without waiving such right; (f) irrevocable appointments of any party as agent or attorney-in-fact for any other party; (g) waivers of judicial service of process and the right to a jury trial, objections to venue and forum, provisions for default judgment and the submissions of any party to jurisdiction; (h) provisions which purport to establish that funds or other property are or will be held by any party in trust for any other party; (i) indemnities against or limitations of liability for intentional or gross fault, strict liability or violations of securities laws; (j) waivers of claims, counterclaims, defenses and damages not now known or in existence; (k) provisions which state that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; (l) provisions which permit the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform; (m) agreements as to rights of set off otherwise than in accordance with applicable law; (n) waivers of consequential damages; (o) provisions which purport to make or would have the effect of making obligations enforceable notwithstanding the invalidity or unenforceability of contracts or the bad faith acts or omissions of the obligee; (p) provisions for the reinstatement or revival of documents or the restoration of obligations thereunder after judicial proceedings pertaining thereto are abandoned or discontinued; (q) provisions which purport to make a judgment binding and conclusive even if the principles of res judicata or collateral estoppel are not met; (r) provisions which purport to establish evidentiary standards or the conclusiveness or reasonableness of determinations, actions, or evidence;  and (s) waivers of a letter of credit issuer’s duty to dishonor a presentation that does not comply with the terms of the letter of credit; and

Without limiting the generality of the foregoing, we express no opinion herein as to the validity, performance, enforceability or lawfulness of the Loan Documents under New York law.

We do not express any opinion as to the effect of noncompliance by any Credit Party with any federal, state or local law, rule, regulation or ordinance.

Wherever we have asserted above that a matter is “to our knowledge,” or used the phrase “known to us,” our knowledge is limited to the actual knowledge of those attorneys in our office who have prepared or signed this Opinion or been actively involved in assisting in advising the Borrower in connection with the execution and delivery of the Loan Documents, without any independent investigation by any lawyer of this firm.

We are members of the Bar of the State of Louisiana, and express no opinion as to matters which may be governed by the laws of any jurisdiction other than Louisiana and the federal laws of the United States of America.

The opinions contained herein are given only as of the date of this Opinion letter.  This Opinion is based upon our professional knowledge and judgment, and shall not be construed as a guaranty nor is it a warranty that a court considering the matters discussed herein would not rule in a manner contrary to the opinions expressed above.  No opinion is expressed as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility and disclaim any obligation to advise you or any other Person of any change after the date hereof in the law or the facts presently in effect even though such change may alter the scope or substance of the opinions herein expressed or affect the legal or factual statements or assumptions herein.

Cleco Corporation Opinion of Counsel

To the Parties Listed on
Schedule A Attached Hereto
June 2, 2006

This Opinion may be relied upon solely by the Credit Parties, and their respective successors and assigns (but only as of the date hereof) in connection with the transactions contemplated by the Loan Documents; provided, that we express no opinion with respect to any issue arising out of or related to the identity or status of any assignee or participant of any Credit Party. Other than as provided in the preceding sentence, the opinions rendered herein may not be used for any other purpose or relied upon by any other Person or used, circulated, quoted or otherwise referred to without our express prior written consent; provided, that this Opinion may be circulated to regulators of the Credit Parties, to prospective assignees and participants of the Lenders and, if notice is promptly provided to this firm, in connection with litigation involving any of the transactions contemplated by the Loan Documents.

                      Very truly yours,

                      Phelps Dunbar, L.L.P.

Cleco Corporation Opinion of Counsel

SCHEDULE A

The Bank of New York
JPMorgan Chase Bank, N.A.
WestLB AG, New York Branch
KeyBank National Association
Union Bank of California, N.A.
Calyon, New York Branch
CoBank, ACB
Comerica Bank
Societe Generale
Bank Hapoalim B.M.
Credit Suisse, Cayman Islands Branch
Goldman Sachs Credit Partners L.P.
Capital One, National Association
Whitney National Bank

Cleco Corporation Opinion of Counsel

EXHIBIT A

Material Debt Instruments

Cleco Corporation:

1)	First Amended and Restated Credit Agreement with The Bank of New York, dated as of June 2, 2006

2)	Indenture, dated May 1, 2000, as supplemented and amended by the Supplemental Indenture No. 1 dated as of May 25, 2000 and the Supplemental Indenture No. 2 dated as of April 28, 2003

3)	$10,000,000.00 promissory note with Hibernia National Bank (now known as Capital One, National Association), dated May 10, 2005

Cleco Power LLC:

1)	First Amended and Restated Credit Agreement with The Bank of New York, dated as of June 2, 2006

2)
Indenture of Mortgage, dated as of July 1, 1950, between Central Louisiana Electric Company, Inc. (now Cleco Power LLC) and The National Bank of Commerce in New Orleans (now J.P. Morgan Trust Company, N.A.), as Trustee, as amended by the First through Twenty-Ninth Supplemental Indentures

3)
Indenture, dated as of October 1, 1988, between Central Louisiana Electric Company, Inc. (now Cleco Power LLC) and Bankers Trust Company (now The Bank of New York), as Trustee, as amended by the First through Eighth Supplemental Indentures

4)	Insurance Agreement, dated as of February 8, 2002, between Cleco Power LLC and Ambac Assurance Corporation

5)	Insurance Agreement, dated as of May 9, 2002, between Cleco Power LLC and Ambac Assurance Corporation

6)
Refunding Agreement, dated as of July 1, 1999, between The Industrial Development Board of the Parish of Rapides, Inc. and Cleco Utility Group Inc. (now Cleco Power LLC), as amended by First Amendment dated as of December 1, 2000

7)	Continuing Disclosure Agreement, dated September 2, 1999, between Cleco Utility Group Inc. (now Cleco Power LLC) and Bank One Trust Company, N.A. (now J.P. Morgan Trust Company, N.A.)

8)	Insurance Agreement, dated as of July 1, 1999, between Cleco Utility Group Inc. (now Cleco Power LLC) and Ambac Assurance Corporation

9)
Refunding Agreement, dated as of July 1, 1999, between Parish of DeSoto, State of Louisiana and Cleco Utility Group Inc. (now Cleco Power LLC), as amended by First Amendment dated as of December 1, 2000

Cleco Corporation Opinion of Counsel

SCHEDULE A
PAGE -3-

10)	Continuing Disclosure Agreement, dated September 2, 1999, between Cleco Utility Group Inc. (now Cleco Power LLC) and Bank One Trust Company, N.A. (now J.P. Morgan Trust Company, N.A.)

11)	Insurance Agreement, dated as of July 1, 1999, between Cleco Utility Group Inc. (now Cleco Power LLC) and Ambac Assurance Corporation

12)	$10,000,000.00 promissory note with Hibernia National Bank (now known as Capital One, National Association) dated May 10, 2005

Cleco Corporation Opinion of Counsel

CLECO CORPORATION EXHIBIT C

FORM OF CREDIT REQUEST

             [Date]

The Bank of New York, as Administrative Agent
One Wall Street, 18th floor
New York, New York 10286
Attention: Sandra Morgan
Agency Function Administration

The Bank of New York, as Administrative Agent
One Wall Street, 19th floor
New York, New York 10286
Attention: John-Paul Marotta,
 Managing Director and Senior Client Executive

Reference is made to the First Amended and Restated Credit Agreement, dated as of June 2, 2006, by and among Cleco Corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A. and WestLB AG, New York Branch, as syndication agents thereunder, KeyBank National Association, Union Bank of California, N.A., Calyon, New York Branch and CoBank, ACB, as documentation agents thereunder, and The Bank of New York, as Administrative Agent (in such capacity, the “Administrative Agent”) (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.

1.         Pursuant to Section 2.3(a) of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow Borrowings in an aggregate principal amount of $_______ on ______ __, 200_, which Borrowing(s) shall consist of the following Types:

Type of Borrowing (ABR or Eurodollar)	Amount	Interest Period for Eurodollar Advances

2. Pursuant to Sections 2.8 and 5.2 of the Credit Agreement, the Borrower hereby requests that the Issuing Bank [issue, amend, renew or extend] Letter(s) of Credit on ______ __, 200_, in accordance with the information annexed hereto (attach additional sheets if necessary).

3.         The Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, and after giving effect to the Loans and Letters of Credit requested hereby, there exists and shall exist no Default and  each of the representations and warranties contained in each Loan Document is and shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct at such earlier date.

Cleco Corporation Credit Request

4.           The location and number of the Borrower’s account to which funds are to be disbursed is as follows: [Insert Wire Instructions]

IN WITNESS WHEREOF, the Borrower has caused this Credit Request to be executed by its authorized signatory as of the date and year first written above.

                CLECO CORPORATION

                By:
                Name:
                Title:

Cleco Corporation Credit Request

CLECO CORPORATION EXHIBIT D

FORM OF NOTE

New York, New York
_____________, 2006

FOR VALUE RECEIVED, the undersigned, Cleco Corporation, a Louisiana corporation (the “Borrower”), hereby promises to pay to the order of ________________ (the “Lender”) the unpaid principal amount of the Loans made by the Lender to the Borrower, in the amounts and at the times set forth in the First Amended and Restated Credit Agreement, dated as of June 2, 2006, among the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A. and WestLB AG, New York Branch, as syndication agents thereunder, KeyBank National Association, Union Bank of California, N.A., Calyon, New York Branch and CoBank, ACB, as documentation agents thereunder, and The Bank of New York, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and to pay interest from the date hereof on the principal balance of such Loans from time to time outstanding at the rate or rates and at the times set forth in the Credit Agreement,  in each case at the office of the Administrative Agent located at One Wall Street, New York, New York, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States in immediately available funds.  Terms not otherwise defined herein but defined in the Credit Agreement are used herein with the same meanings.

The Loans evidenced by this Note are prepayable in the amounts, and under the circumstances, and their respective maturities are subject to acceleration upon the terms, set forth in the Credit Agreement.  This Note is subject to, and shall be construed in accordance with, the provisions of the Credit Agreement and is entitled to the benefits and security set forth in the Loan Documents.

The Lender is hereby authorized to record on the Schedule annexed hereto, and any continuation sheets which the Lender may attach hereto, (i) the date of each Loan made by the Lender to the Borrower, (ii) the Type and amount thereof, (iii) the interest rate (without regard to the Applicable Margin) and Interest Period applicable to each Eurodollar Loan and (iv) the date and amount of each conversion of, and each payment or prepayment of the principal of, any such Loan.  The entries made on such Schedule shall be prima facie evidence of the existence and amounts of the obligations recorded thereon, provided that the failure to so record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of the Credit Agreement.

Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.

Whenever in this Note either party hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  The Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void), except as expressly permitted by the Loan Documents.  No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  Neither this Note nor any provision hereof may be waived, amended or modified, nor shall any departure therefrom be consented to, except pursuant to a written agreement entered into between the Borrower and the Lender with respect to which such waiver, amendment, modification or consent is to apply, subject to any consent required in accordance with Section 10.2 of the Credit Agreement.

Cleco Corporation Note

[This Note amends and restates in its entirety that certain promissory note, dated April 25, 2005, executed by the Borrower in favor of the Lender (the “Old Note”).  All amounts outstanding under the Old Note shall, on and after the date hereof, be outstanding under this Note.]1
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or the other Loan Documents, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court.  The Borrower, and by accepting this Note, the Lender, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

The Borrower, and by accepting this Note, the Lender, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or the other Loan Documents in any court referred to in the preceding paragraph hereof. The Borrower, and by accepting this Note, the Lender, hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

The Borrower, and by accepting this Note, the Lender, irrevocably consents to service of process in the manner provided for notices herein.  Nothing herein will affect the right of the Lender to serve process in any other manner permitted by law.

THE BORROWER, AND BY ACCEPTING THIS NOTE, THE LENDER, EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH LENDER HAS BEEN INDUCED TO ACCEPT THIS NOTE AND ENTER INTO THE LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND

1 This paragraph is to be included in Notes issued on the Closing Date to a Continuing Lender.

Cleco Corporation Note

CERTIFICATIONS IN THIS PARAGRAPH.

                CLECO CORPORATION

                By:
                Name:
                Title:

Cleco Corporation Note

SCHEDULE TO NOTE

Date	Type of Loan	Amount of Loan	Amount of principal converted, paid or prepaid	Interest Rate on Eurodollar Loans	Interest Period for Eurodollar Loans	Notation Made By

Cleco Corporation Note

CLECO CORPORATION EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

I, ______________, do hereby certify that I am the __________ of Cleco Corporation (the “Borrower”), and that, as such, I am duly authorized to execute and deliver this Compliance Certificate on the Borrower’s behalf pursuant to Section 6.1(c) of the First Amended and Restated Credit Agreement, dated as of June 2, 2006, by and among the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A. and WestLB AG, New York Branch, as syndication agents thereunder, KeyBank National Association, Union Bank of California, N.A., Calyon, New York Branch and CoBank, ACB, as documentation agents thereunder, and The Bank of New York as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein which are not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I hereby certify that:

1.           To the best of my knowledge, all financial statements delivered herewith have been prepared in accordance with GAAP.  There have been no changes in GAAP pertinent to the Borrower or in the application thereof to Borrower and that affects the computation of any financial covenant set forth in Section 6.11 of the Credit Agreement, since the date of the audited financial statements referred to in Section 4.4(a) of the Credit Agreement, [, except as follows:]1
2.           There existed no Default or Event of Default on the last day of the fiscal quarter ended ____________, 200__, and there exists no Default or Event of Default as of the date hereof [, except as follows2]

3.           Attached are true and correct calculations demonstrating compliance with Section 6.11 of the Credit Agreement as of the fiscal quarter ended _____________, 200__ (the “Quarter”).

IN WITNESS WHEREOF, I have executed this Compliance Certificate on this ___ day of ________, 200_.

1    Specify each such change and the effect thereof on the financial statements accompanying this Compliance Certificate as set forth in Section 1.4 of the Credit Agreement.
2   Specify all such violations, conditions and events, the nature and status thereof and any action taken or proposed to be taken with respect thereto.

Cleco Corporation Compliance Certificate

Section 6.11(a)

Ratio of Total Indebtedness to Total Capitalization3

	Sum of all Indebtedness	$_____________________
Section 1.1	Unamortized premium and discount (as such term is used in the Financial Statements)	$_____________________
Section 1.2	Total Indebtedness (Item 1 minus Item 2)	$_____________________
Section 1.3	Preferred Equity Interests	$_____________________
Section 1.4	Deferred compensation relating to unallocated convertible preferred Equity Interests held by the Employee Stock Ownership Plan	$_____________________
Section 1.5	Net preferred Equity Interests (Item 5 minus Item 6)	$_____________________
Section 1.6	Common Equity Interests and any premium on capital stock thereon (as such term is used in the Financial Statements) excluded accumulated other comprehensive income or loss	$_____________________
Section 1.7	Retained earnings	$_____________________
Section 1.8	Sum of Items 3, 6, 7, and 8	$_____________________
Section 1.9	Treasury stock	$_____________________
Section 1.10	Total Capitalization (Item 9 minus Item 10)	$_____________________
Section 1.11	Ratio of Total Indebtedness to Total Capitalization (Item 3 divided by Item 11)	_.__:1.00
	Maximum permitted ratio	0.65:1.00

3 Each of the computations is based on the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Cleco Corporation Compliance Certificate

Section 6.11(b)

Interest Coverage Ratio4

	Net income for the period of the four fiscal quarters ending on the last day of the Quarter (the “Period”)	$_____________________
Section 1.12	Interest Expense for the Period	$_____________________
Section 1.13	Provision for income taxes for the Period	$_____________________
Section 1.14	Aggregate amount attributable to depreciation and amortization for the Period	$_____________________
Section 1.15	Aggregate amount of items to the extent constituting extraordinary non-recurring or non-operating charges or expenses for the Period	$_____________________
Section 1.16	Sum of Items 2 through Item 5, in each case to the extent deducted in determining such net income	$_____________________
Section 1.17	Item 1 plus Item 6	$_____________________
Section 1.18	Aggregate amount of extraordinary, and non-recurring and non-operating additions to income during the Period to the extent added in determining such net income for the Period	$_____________________
Section 1.19	EBITDA (Item 7 minus Item 8)	$_____________________
Section 1.20	Interest Coverage Ratio (Item 9:Item 2)	_.__:1.00
	Minimum required ratio	2.50:1.00

4 Each of the computations is based on the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Cleco Corporation Compliance Certificate

CLECO CORPORATION EXHIBIT F

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of ________________, 200_ to the First Amended and Restated Credit Agreement, dated as of June 2, 2006, by and among Cleco Corporation, a Louisiana corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A. and WestLB AG, New York Branch, as syndication agents thereunder, KeyBank National Association, Union Bank of California, N.A., Calyon, New York Branch and CoBank, ACB, as documentation agents thereunder, and The Bank of New York, as Administrative Agent (the “Administrative Agent”) (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.

1.           Pursuant to Section 2.5(d) of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate Commitments from $________ to $________.

2.           Each of the following Lenders (each an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its Commitment as follows:

Name of Lender	Commitment (after giving effect to the Increase)
$
$

3.           Each of the following Persons (each a “Proposed Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to become a “Lender” under the Credit Agreement with a Commitment in the amount set forth below:

Name of Proposed Lender	Commitment
$
$
$

4.           The Borrower hereby represents and warrants to the Administrative Agent, each Lender and each such Person that immediately before and after giving effect to the Increase, no Default exists or would exist under the Loan Documents.

5.           Pursuant to Section 2.5(d) of the Credit Agreement, by execution and delivery of this Increase Supplement, together with the satisfaction of all of the requirements set forth in clauses (i) through (v) of such Section 2.5(d) (the date of such satisfaction being the “Increase Effective Date”), (i) each of the Increasing Lenders shall have, on and as of the Increase Effective Date of the Increase, a Commitment equal to the amount set forth above next to its name, and (ii) each such Proposed Lender as of the Increase Effective Date shall be deemed to be a “Lender” under, and as such term is defined in, the Credit Agreement, and shall have a Commitment equal to the amount set forth above next to its name.

Cleco Corporation Increase Supplement

IN WITNESS WHEREOF, the parties hereto have caused this Increase Supplement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                CLECO CORPORATION

                By:
                Name:
                Title:

                THE BANK OF NEW YORK, as
                Administrative Agent

                By:
                Name:
                Title:

                 [INCREASING LENDER]

                By:
                Name:
                Title:

                [PROPOSED LENDER]

                By:
                Name:
                Title:

Cleco Corporation Increase Supplement

CLECO CORPORATION EXHIBIT G

APPROVED SUBORDINATION TERMS

Reference is made to the First Amended and Restated Credit Agreement, dated as of June 2, 2006, by and among Cleco Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A. and WestLB AG, New York Branch, as syndication agents thereunder, KeyBank National Association, Union Bank of California, N.A., Calyon, New York Branch and CoBank, ACB, as documentation agents thereunder, and The Bank of New York, as Administrative Agent (the “Credit Agreement”).  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  In the event that the subordination terms are in connection with a guaranty, the term “Guarantor” shall be substituted for the term “Borrower”.

Following are the subordination terms to be applicable to Indebtedness or Guarantees permitted pursuant to Section 7.1(a) of the Credit Agreement.

DEFINITIONS

“Insolvency Event” means any event with respect to the Borrower described in Sections 8(h) or 8(i) of the Credit Agreement.

“Junior Creditors” means any holder of, or obligee under or in respect of, any Junior Obligations.

“Junior Documents” means (i) [Identify the documents creating the subordinated Indebtedness or subordinated Guarantees], (ii) each agreement, instrument or other document executed or delivered in connection with the refinancing of any Junior Obligations, and (iii) each agreement, instrument or other document executed or delivered in connection with any of the foregoing.

“Junior Obligations” means all of the obligations and liabilities of the Borrower under the Junior Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed or incurred, and including any obligation or liability in respect of any breach of any representation or warranty and in respect of any rights of repurchase, redemption or rescission.

“Senior Agent” means the Administrative Agent.

“Senior Creditors” means any holder of, or obligee under or in respect of, any Senior Obligations.

“Senior Documents” means (i) the Credit Agreement, (ii) each agreement, instrument or other document executed or delivered in connection with refinancing of Senior Obligations, and (iii) each agreement, instrument or other document executed or delivered in connection with any of the foregoing.

“Senior Obligations” means all of the obligations and liabilities of the Borrower under the Senior Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed or incurred, and including (i) any obligation or liability in respect of any breach of any representation or warranty and in respect of any rights of redemption or rescission and (ii) all post-petition interest and make-whole premiums, whether or not allowed as a secured claim or as an unsecured claim in any proceeding, including any proceeding arising under Title 11 of the United States Code, arising in connection with an Insolvency Event.

Cleco Corporation Approved Subordination Terms

PAYMENT PROVISIONS

1. Payment Defaults. No payment of Junior Obligations may be made by the Borrower in the event that the principal of, or interest on, or any other amount payable in respect of, the Senior Obligations is not paid when due, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a “Payment Default”), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

2. Non-Payment Defaults. No payment of Junior Obligations may be made by the Borrower in the event that an Event of Default other than a Payment Default (a “Non-Payment Default”) has occurred, and has not been cured or waived, provided that the Senior Agent delivers written notice (a “Blockage Notice”) to the Borrower and to the Junior Creditors directing the Borrower not to make payment of the Junior Obligations.  Notwithstanding the foregoing, unless (i) the Senior Obligations have been declared due and payable in their entirety within 90 days after the Blockage Notice is given as set forth above (the “Blockage Period”) and (ii) such declaration has not been rescinded or waived upon expiration of the Blockage Period, the Borrower will be required to pay to the Junior Creditors all sums not paid to the Junior Creditors during the Blockage Period due to the prohibitions of this paragraph (and upon the making of such payments any acceleration of the Borrower’s obligations with regard to the Junior Obligations which was declared during the Blockage Period because of the Borrower’s failure to make payments due to the prohibitions in this paragraph will be of no further force or effect) and to resume all other payments due under the Junior Obligations as and when they are due.  Not more than one Blockage Notice may be given in any consecutive 365 day period, irrespective of the number of defaults with respect to Senior Obligations that may occur during such period.  In no event may the number of days during which any Blockage Period is, or Blockage Periods are, in effect exceed 180 days in the aggregate during any consecutive 365 day period.

3. Insolvency Events. Upon any distribution of assets of the Borrower as a result of any dissolution, winding up, liquidation or reorganization (including as a result of an Insolvency Event), all Senior Obligations must be paid in full in cash before any payment is made on account of the Junior Obligations.

4. Turn-Over. If the Junior Creditors receive any payments in respect of the Junior Obligations which they are not entitled to receive pursuant to the applicable subordination terms, such payment must be delivered to the Senior Agent on behalf of the holders of the Senior Obligations as their interests may appear.

OTHER PROVISIONS

5. Maturity. The maturity of the Junior Obligations shall be at least one year after the Maturity Date.

6. No Cross Default.  No Default under the Senior Obligations shall result in a default under the Junior Obligations, except for a Payment Default on the Maturity Date.  Cross acceleration is permitted.

7. Filing Claims. The Senior Agent shall be irrevocably authorized to file any required proof of claim if the Junior Creditors fail to do so in a timely manner.

8. Amendments. No amendment to the subordination provisions is permitted without the consent of the Senior Agent.

Cleco Corporation Approved Subordination Terms

CLECO CORPORATION EXHIBIT H

FORM OF DEPARTING LENDER LETTER

                June 2, 2006

TO EACH OF THE LENDERS LISTED ON THE SCHEDULE ATTACHED HERETO

Re:  Cleco Corporation

Reference is made to (i) the Credit Agreement, dated as of April 25, 2005 (the “Credit Agreement”) by and among Cleco Corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A. and WestLB AG, New York Branch, as syndication agents thereunder, KeyBank National Association and Union Bank of California, N.A., as documentation agents thereunder, and The Bank of New York, as Administrative Agent (in such capacity, the “Administrative Agent”) and (ii) the proposed amendment and restatement of the Credit Agreement in its entirety (the “Proposed Amendment and Restatement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Simultaneously with the effectiveness of the Proposed Amendment and Restatement, each of the Lenders listed on the Schedule attached hereto (each a “Departing Lender”) shall exit the Credit Agreement and the other Loan Documents and shall no longer have a Commitment or otherwise be a Lender (except with respect to those obligations of the Loan Parties under each Loan Document that, by their express terms, are intended to survive the termination of such Loan Document (the “Surviving Obligations”)).

Prior to or simultaneously with the effectiveness of the Proposed Amendment and Restatement, the Administrative Agent shall have received, for the account of each Departing Lender, an aggregate amount equal to (i) the outstanding principal amount of the Loans of such Departing Lender on the date hereof, plus (ii) all interest thereon, all facility fees owing to such Departing Lender and all letter of credit fees owing to such Departing Lender, in each case accrued to, but excluding, the date hereof, which aggregate amount such Departing Lender acknowledges is the sole amount owing to it under the Loan Documents (except for (a) any loss, cost or expense attributable to the termination of the Interest Periods in connection with the Proposed Amendment and Restatement, which the Borrower agrees to pay in the manner and at the time required by Section 3.6 of the Credit Agreement and (b) the Surviving Obligations, which the Borrower agrees to pay in the manner and at the time required by the Loan Documents).

Each Departing Lender agrees to return its Note to the Borrower promptly following the effectiveness of the Proposed Amendment and Restatement.

This letter may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this letter by telecopy shall be effective as delivery of a manually executed counterpart of this letter.

This letter shall be construed in accordance with and governed by the law of the State of New York.

Cleco Corporation Departing Lender Letter

             CLECO CORPORATION

             By:
             Name:
             Title:

             THE BANK OF NEW YORK, as Administrative Agent

             By:
             Name:
             Title:

Consented to and Agreed:

MIZUHO CORPORATE BANK, LTD.

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ LTD.

By:
Name:
Title:

Cleco Corporation Departing Lender Letter

DEPARTING LENDER LETTER SCHEDULE

DEPARTING LENDERS

MIZUHO CORPORATE BANK, LTD.

THE BANK OF TOKYO-MITSUBISHI UFJ LTD.

Cleco Corporation Departing Lender Letter